Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

BECKMAN COULTER, INC.

as “Buyer”

and

GOPAL SAVJANI, RAJEN SAVJANI, and ANISH SAVJANI

as “Sellers”

DATED AS OF OCTOBER 4, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.1	Defined Terms
1.2	Terms Defined Elsewhere

ARTICLE 2 PURCHASE AND SALE OF SHARES
2.1	Sale and Purchase of Shares; Purchase Price
2.2	Closing Debt
2.3	Post-Closing Adjustment
2.4	Closing
2.5	Escrow Amount

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1	Organization and Qualification
3.2	Authorization
3.3	Capitalization and Share Ownership
3.4	Indebtedness
3.5	Governmental Authorization; Noncontravention
3.6	Financial Statements; Undisclosed Liabilities
3.7	Absence of Certain Changes
3.8	Licenses
3.9	Litigation; Compliance with Laws
3.10	Employment Matters
3.11	Tax Matters
3.12	Real Property
3.13	Environmental Matters
3.14	Insurance
3.15	Intellectual Property
3.16	Employee Benefits
3.17	Material Contracts
3.18	Regulatory Matters
3.19	Foreign Corrupt Practices and International Trade Sanctions
3.20	Assets Other Than Real Property Interests
3.21	Affiliate Transactions
3.22	Finders and Brokers
3.23	Occupational Safety and Health
3.24	Supply Arrangements
3.25	Accounts Receivable
3.26	Inventory
3.27	No Additional Representations and Warranties

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization and Qualification
4.2	Authorization
4.3	Governmental Authorization; Noncontravention

i

4.4	Absence of Litigation
4.5	No Buyer Stockholder Approval
4.6	Acquisition for Investment
4.7	Financial Ability
4.8	Brokers’ Fees

ARTICLE 5 COVENANTS AND ADDITIONAL AGREEMENTS

5.1	Conduct of Business of the Company
5.2	Access to Information
5.3	Notification
5.4	No Solicitation.
5.5	Commercially Reasonable Efforts; Consents
5.6	Employee Benefits
5.7	Control of the Company’s Business
5.8	Public Statement and Press Releases
5.9	Tax Matters

ARTICLE 6 CLOSING CONDITIONS

6.1	Conditions to Obligations of Each Party Under This Agreement
6.2	Additional Conditions to Obligations of Buyer
6.3	Additional Conditions to Obligations of Sellers

ARTICLE 7 SURVIVAL; INDEMNIFICATION

7.1	Survival of Representations, Warranties, Covenants and Agreements
7.2	Indemnification
7.3	Procedure for Claims between Parties
7.4	Defense of Third Party Claims

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER

8.1	Termination
8.2	Effect of Termination

ARTICLE 9 GENERAL PROVISIONS

9.1	Amendments, Waivers
9.2	Entire Agreement
9.3	Binding Effect; Assignment
9.4	Headings; Certain Construction Rules
9.5	Notices
9.6	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
9.7	Gender, Tense, Etc
9.8	Severability
9.9	Expenses
9.10	No Third Party Rights
9.11	Specific Performance
9.12	Counterparts
9.13	Disclosure
9.14	Mutual Drafting
9.15	Sellers’ Representative

ii

Exhibit A	Form of Escrow Agreement
Exhibit B-1	Form of Gopal Savjani Non-Competition Agreement
Exhibit B-2	Form of Rajen Savjani Non-Competition Agreement
Exhibit B-3	Form of Anish Savjani Non-Competition Agreement
Exhibit C	Form of Spousal Consent

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated effective as of October 4, 2005, is by and among BECKMAN COULTER, INC., a Delaware corporation (“Buyer”), and GOPAL SAVJANI, RAJEN SAVJANI and ANISH SAVJANI (“Sellers”).

RECITALS

A.                                   Sellers own 23,763,000 shares of the common stock, no par value, of Diagnostic Systems Laboratories, Inc., a Texas corporation (the “Company”), which shares (the “Shares”) constitute all of the issued and outstanding shares of capital stock of the Company.

B.                                     Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares upon and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                                 Defined Terms

For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal made by a Person other than Buyer or any Affiliate thereof for or concerning: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving any Seller, the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation, license or exchange), in a single transaction or a series of related transactions, of the assets of the Company or any of its Subsidiaries constituting 5% or more of the consolidated assets of the Company or accounting for 5% or more of the consolidated revenues of the Company; (iii) any issuance, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by any Seller or the Company, including by way of or through a tender offer or similar device.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Administrative False Claims Act” means Section 1128B(a) of the Social Security Act (42 U.S.C. §1320a-7b(a)).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements”  means the Escrow Agreement and the Non-Competition Agreements.

“Benefit Plans” means any employment or consulting agreement or any plan, program, arrangement, agreement or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA, providing any of the following benefits to any current or former employee, consultant or director of the Company or any of its Subsidiaries, whether foreign or domestic: pension, retirement, savings, termination, retention, change in control, disability, medical, dental, accident, health or life insurance or other death benefits, profit sharing, stock option, restricted stock or other equity-based benefits, bonus or other incentive compensation, deferred compensation, severance, vacation, other welfare fringe benefit; provided that the term “Benefit Plan” shall not include a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the City of New York, New York, Houston, Texas or Los Angeles, California are authorized or obligated by applicable Legal Requirements or executive order to be closed.

“Buyer Material Adverse Effect” means, with respect to Buyer, any change, effect, event, development or circumstance, individually or in the aggregate that would reasonably be expected to materially impair the validity or enforceability of this Agreement against Buyer or materially adversely affect or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations under this Agreement; provided, however, that the term “Buyer Material Adverse Effect” shall not include any change, effect or circumstance arising from:

(A)                              general economic, market or political conditions or changes generally applicable to the industries and markets in which Buyer operates (to the extent such events do not disproportionately affect Buyer, taken as a whole with its Subsidiaries, relative to other companies in such industry or markets); or

(B)                                changes generally applicable to the financial or securities markets (to the extent such events do not disproportionately affect Buyer, taken as a whole with its Subsidiaries, relative to other companies in such industry or markets).

“Civil False Claims Act” refers to 31 U.S.C. §§3729 et seq.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988 or any successor statutes.

“Closing Date” means October 11, 2005, or such other date as is agreed to by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock of the Company.

“Company Material Adverse Effect” means, with respect to the Company, any change, effect, event, development or circumstance, individually or in the aggregate that:

(i)                                     is, or would reasonably be expected to be, materially adverse to the assets, liabilities (contingent or otherwise), business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole);

(ii)                                  would reasonably be expected to materially impair the Company and its Subsidiaries’ (taken as a whole) ability to conduct their business and operations after the Closing in substantially the same way as such business or operations are conducted immediately prior to the signing of this Agreement; or

(iii)                               would reasonably be expected to materially impair the validity or enforceability of this Agreement against Sellers or materially adversely affect or delay the ability of Sellers to consummate the transactions contemplated hereby or perform their obligations under this Agreement;

provided, however, that the term “Company Material Adverse Effect” shall not include any change, effect or circumstance arising from:

(A)                              general economic, market or political conditions or changes generally applicable to the industries and markets in which the Company operates (to the extent such events do not disproportionately affect the Company, taken as a whole with its Subsidiaries, relative to other companies in such industry or markets); or

(B)                                changes generally applicable to the financial or securities markets (to the extent such events do not disproportionately affect the Company, taken as a whole with its Subsidiaries, relative to other companies in such industry or markets).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of February 8, 2005, between the Company and Buyer.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, bonds, loans, mortgages, indentures, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, permits, concessions, franchise agreements, consulting agreements, development agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Controlled Substances Act” refers to 21 U.S.C. §§ 801 et seq.

“Employee” means any present director or employee of the Company or its Subsidiaries.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable water, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claim” means any written notice, claim, demand, Action, request for information or other communication by (i) any Governmental Authority, (ii) any lessor of any leased property, or (iii) any other Person acting in the public interest, in each such case alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) of the Company or any of its Subsidiaries arising out of, based on or resulting from the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location owned, leased or operated by the Company or any of its Subsidiaries or at any location owned, leased or operated by another Person to whom the Company or any of its Subsidiaries may have delivered Hazardous Material or any other material subject to Environmental Law.

“Environmental Law” means any Legal Requirement that relates to protection of human health or the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act., the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right to Know Act, the Occupational Safety and Health Act, the Atomic Energy Act and any corresponding Texas statutes covering the same or similar subject matter, including but not limited to the Texas Solid Waste Disposal Act, the Texas Clean Water Act, the Texas Clean Air Act and similar or corresponding Legal Requirements applicable where any Real Property currently or previously owned or leased by Seller is located.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and, as the context requires, any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any entity, whether or not incorporated, that is under common control with the Company within the meaning of § 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under § 414 of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A., or such other escrow agent designated by Buyer and approved by Sellers (which approval shall not be unreasonably withheld or delayed).

“Escrow Fund” means the fund created by the Escrow Agent to hold the Escrow Amount pursuant to the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Exclusion Laws” means Section 1128 of the Social Security Act (42 U.S.C. §1320a-7).

“Expenses” includes all out–of–pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“FDA” means the U.S. Food and Drug Administration.

“FDC Act” means the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.

“Federal Anti-Kickback Statute” means Section 1128B(b) of the Social Security Act (42 U.S.C. §1320a-7b(b)).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign government or multi-national organization or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board, or any quasi-governmental or private body duly exercising any regulatory, taxing, inspecting or other governmental authority.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials (whether solids, liquids or gases) or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and by-products regulated pursuant to or forming the basis of liability under any Environmental Law.

“HHS” means the U.S. Department of Health and Human Services and all agencies and offices thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees, endorsements or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, or (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party in the exercise of their rights as such pursuant to this Agreement.

“Indemnifying Party” means a Buyer Indemnifying Party or a Seller Indemnifying Party in the satisfaction of their obligations as such pursuant to this Agreement.

“Intellectual Property” means patents, trademarks, service marks and trade names, domain names, copyrights, technology, know-how and processes.

“Intellectual Property Licenses” mean (A) licenses of Company Intellectual Property by the Company or any of its Subsidiaries to third parties, (B) licenses of Intellectual Property by third parties to the Company or any of its Subsidiaries, and (C) agreements between the Company or any of its Subsidiaries and third parties for the development of Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means Gopal Savjani, Shaila Gupta, Tom Verghese, William Finch and Holly Soehnge.

“Knowledge” or “Knowledge of the Company” means the collective actual knowledge of Gopal Savjani, Shaila Gupta, Tom Verghese, William Finch and Holly Soehnge, in each case after a reasonable investigation of the circumstances related thereto.

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order, or other requirement, standard or procedure enacted or adopted by any Governmental Authority (including judicial decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business, its products and its operations.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Party” means Buyer and/or Sellers, as the context provides.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions imposed by Governmental Authority on the use of real property (that do not interfere with the use of such real property or the Company’s or its Subsidiaries’, as the case may be, operation of their respective business as currently operated), (ii) pledges or deposits by the Company or any of its Subsidiaries under workers compensation Legal Requirements, unemployment insurance Legal Requirements or similar legislation, or good faith deposits in connection with leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or deposits or cash or United States government bonds to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred or made in the ordinary course of business consistent with past practice, (iii) Liens of carriers, warehousemen, landlords and mechanics, in each case incurred in the ordinary course of business consistent with past practice that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (v) similar Liens and encumbrances that are incurred in the ordinary course of business consistent with past practice and that do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries.

“Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.

“Registered Proprietary Name” means all trademarks, trade names, brand names, and service marks registered by the Company or any of its Subsidiaries in any country throughout the world.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller Disclosure Schedule” means the schedules delivered by Sellers as of the date hereof setting forth the exceptions to the representations and warranties contained in Article 3 and certain other information required by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule which is included in the Seller Disclosure Schedule, or such other schedule as can be readily identified as relating to the same issue.

“Sellers’ Representative” means Gopal Savjani or such other person appointed pursuant to Section 9.15 hereof.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Stark Law” means Section 1877 of the Social Security Act (42 U.S.C. §1395nn).

“Subsidiary” means with respect to any first Person, another Person (i) of which at least 50% of the capital stock, voting securities, other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, at least 50% of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member, or which such first Person is required by GAAP to consolidate into its financial statements and reports.

“Tax” or “Taxes” means all taxes of whatever kind or nature, including all federal, state, local, or foreign income, gross receipts, license, payroll, employment, unemployment, excise, occupation, windfall profits, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, social security, or disability taxes, or other similar fees, assessments or charges of any kind whatsoever, including any interest, additions or penalties with respect thereto, whether disputed or not, imposed by any Governmental Authority or Tax authority (U.S. federal, state or local or non-U.S.).

“Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unregistered Proprietary Name” means all trademarks, trade names, brand names, and service marks used by the Company or any of its Subsidiaries but not registered in any country throughout the world.

1.2                                 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Accounting Principles”	Section 2.3(a)
“Accounts Receivable”	Section 3.25
“Agreement”	Preamble
“Base Stockholders’ Equity”	Section 2.3(e)
“Buyer Indemnified Parties”	Section 7.2(a)
“Buyer Indemnified Party”	Section 7.2(a)
“Buyer Indemnifying Party”	Section 7.2(c)
“Buyer”	Preamble
“Cash Escrow Amount”	Section 2.5
“Cash Purchase Price”	Section 2.1
“Closing”	Section 2.4

“Closing Balance Sheet”	Section 2.3(a)
“Closing Balance Sheet Delivery Date”	Section 2.3(f)
“Closing Debt”	Section 2.2(a)
“Closing Stockholders’ Equity”	Section 2.3(d)
“Company Instruments”	Section 3.15(g)
“Company Intellectual Property”	Section 3.15(a)
“Company”	Recitals
“Continuing Employees”	Section 5.6(a)
“Damages”	Section 7.2(a)
“Escrow Account”	Section 2.5
“Escrow Agreement”	Section 6.2(i)
“Escrow Amount”	Section 2.5
“Financial Statements”	Section 3.6(a)
“Health Care Laws”	Section 3.18(b)
“Holder”	Section 2.2(a)
“Independent Accountant”	Section 2.3(a)
“Interim Financial Statements”	Section 3.6(a)
“Leased Real Property”	Section 3.12(b)
“Licenses”	Section 3.8
“Material Contracts”	Section 3.17(a)
“Net Cash Purchase Price”	Section 2.1
“Non-Competition Agreements”	Section 6.2(o)
“Notice”	Section 7.3(a)
“Objection Notice”	Section 7.3(d)
“Outside Date”	Section 8.1(b)
“Permissible Carrybacks”	Section 5.9(g)
“Post-Closing Tax Period”	Section 5.9(d)
“Pre-Closing Return”	Section 5.9(d)
“Purchase Price”	Section 2.1
“Regulatory Conditions”	Section 8.1(b)
“Representatives”	Section 5.4(a)
“Seller Indemnified Parties”	Section 7.2(c)
“Seller Indemnified Party”	Section 7.2(c)
“Seller Indemnifying Parties”	Section 7.2(a)
“Seller Indemnifying Party”	Section 7.2(a)
“Sellers”	Preamble
“Sellers’ Accountant”	Section 2.3(a)
“Shares”	Recitals
“Stockholders’ Equity Deficiency”	Section 2.3(b)
“Stockholders’ Equity Surplus”	Section 2.3(c)
“Tax Contest”	Section 5.9(d)
“Termination Date”	Section 8.1
“Third Party Claim”	Section 7.4(a)
“Threshold”	Section 7.2(d)(i)
“Transfer”	Section 5.10
“Transfer Taxes”	Section 5.9(e)
“Year-End Financial Statements”	Section 3.6(a)

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1                                 Sale and Purchase of Shares; Purchase Price.  Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Liens.  The aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to One Hundred Thirty Eight Million Dollars ($138,000,000) (the “Cash Purchase Price”) less the Closing Debt as described in Section 2.2 (the “Net Cash Purchase Price”).  The Purchase Price shall be subject to adjustment as described in Section 2.3.  On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Net Cash Purchase Price less the Escrow Amount (as defined in Section 2.5), will be delivered to Sellers and the Escrow Amount will be delivered to the Escrow Agent in accordance with Section 2.5.  The Net Cash Purchase Price less the Escrow Amount will be paid to the Sellers by wire transfer of immediately available funds to the bank accounts designated by each Seller and set forth on Schedule 2.1(a).  The Purchase Price will be allocated among Sellers in accordance with Schedule 2.1(b) attached hereto.

2.2                                 Closing Debt.

(a)                                  Not later than three (3) business days prior to the Closing Date, Sellers shall deliver to Buyer a pay-off demand letter, including wire instructions, from each holder (“Holder”) of Indebtedness of the Company as of the Closing Date.  Each pay-off demand letter shall set forth the amount required to be paid by the Company to such Holder in order to satisfy in full any and all obligations owed by the Company to such Holder as of the Closing Date and shall otherwise be in form and substance reasonably satisfactory to Buyer.  The sum of the amounts set forth in all of the pay-off demand letters delivered to Buyer shall constitute the “Closing Debt”.

(b)                                 At the Closing, in consideration for the release of any Lien affecting the Company (or its stock or assets) which any Holder has imposed, Buyer shall pay in cash to such Holder the respective amount of such Closing Debt due to such Holder by wire transfer of immediately available funds to the bank account designated by such Holder in its pay-off demand letter.

(c)                                  Not less than three (3) Business Days before the Closing, the Seller’s Representative shall provide Buyer with Sellers’ good faith estimate (which estimate will be based on reasonable assumptions) of the Closing Stockholder’s Equity of the Company as of the Closing Date, and thereafter (but prior to the Closing) Sellers may cause an amount of cash, cash equivalents and marketable securities (in each case as determined in accordance with GAAP) of the Company on hand as of the Closing Date (net of any amounts required to cover checks and similar instruments issued by the Company prior to the Closing Date which have not cleared as of the Closing Date) equal to the amount by which the estimated Closing Stockholder’s Equity exceeds the Base Stockholder’s Equity to be distributed to Sellers.  Sellers shall pay or, if applicable, reimburse Buyer for all Taxes resulting from the distributions made pursuant to the preceding sentence.

2.3                                 Post-Closing Adjustment.

(a)                                  As promptly as practicable after the Closing Date (but in no event more than one hundred and twenty (120) days after the Closing Date), Buyer shall cause the Company to prepare and deliver to the Sellers’ Representative (i) the consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date (and without giving effect to any of the transactions contemplated hereby except for certain pro-forma adjustments as described in Schedule 2.3(a)(ii)) (the “Closing Balance Sheet”) and (ii) reasonably detailed schedules setting forth the calculation of the Closing Stockholders’ Equity (as defined below) as of such date.  The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the accounting principles (the “Accounting Principles”) applied in the preparation of the consolidated balance sheet of the Company and its Subsidiaries contained in the Year-End Financial Statements for the year ended December 31, 2004, a copy of which is attached hereto as Schedule 2.3(a)(i), where applicable, using the methodology set forth on Schedule 2.3(a)(ii) hereto.  To the extent there is any inconsistency between the methodology of GAAP applied in a manner consistent with the Accounting Principles and the methodology used on Schedule 2.3(a)(ii), the methodology used on Schedule 2.3(a)(ii) shall supersede and be the basis on which the Closing Balance Sheet is prepared.  The Parties agree that the Closing Stockholders’ Equity will be calculated to exclude all cash, cash equivalents and marketable securities of the Company distributed to Sellers pursuant to Section 2.2(c) and shall not give effect to any Indebtedness which is retired at Closing in accordance with Section 2.2.  The Sellers’ Representative and a firm of independent public accountants designated by Sellers (the “Sellers’ Accountant”) will be entitled to reasonable access during normal business hours to examine and make copies of the relevant records and working papers of the Company used to prepare the Closing Balance Sheet and calculate the Closing Stockholders’ Equity and Buyer shall use its commercially reasonable efforts to provide the Sellers’ Representative with access to the Company’s accounting personnel to discuss the preparation of the Closing Balance Sheet and the calculation of the Closing Stockholders’ Equity.  Sellers will be solely responsible for all costs of Sellers’ Accountant.  The Closing Balance Sheet and the Closing Stockholders’ Equity shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in Sections 2.3(b) and 2.3(c): (A) in their entirety upon the earlier to occur of (1) delivery by the Sellers’ Representative of a written notice to Buyer of Sellers’ acceptance of the Closing Balance Sheet and the Closing Stockholders’ Equity or (2) failure of the Sellers’ Representative to deliver within sixty (60) days after the date on which the Closing Balance Sheet is delivered to him the acceptance notice described in the preceding clause (A)(1) or the objection notice described in the following clause (B), or (B) in their entirety except to the extent, if any, that the Sellers’ Representative shall have delivered, within sixty (60) days after the date on which the Closing Balance Sheet is delivered to him, a written notice to Buyer stating each and every item in the Closing Balance Sheet or the calculation of the Closing Stockholders’ Equity, as applicable, to which Sellers take exception and dispute as not being in accordance with GAAP, the Accounting Principles or the methodology set forth in Schedule 2.3(a)(ii), or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not so disputed shall be paid promptly in accordance with this Section 2.3).  If a change proposed by the Sellers’ Representative is disputed by Buyer, then Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) days following the date on which the Sellers’ Representative gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then PricewaterhouseCoopers

LLP, the “Independent Accountant” shall resolve such remaining disputes.  The Independent Accountant shall determine, based solely on the Closing Balance Sheet, the calculation of the Closing Stockholders’ Equity, this Section 2.3 and presentations by the Sellers’ Representative and Buyer, and not by additional independent review, only those issues still in dispute.  It is the intent of the Parties that the process set forth in this Section 2.3(a) and the activities of the Independent Accountant in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  The decision of the Independent Accountant shall be final and binding and shall be in accordance with the provisions of this Section 2.3(a).  All of the fees and expenses of the Independent Accountant, if any, shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand; provided, however, that, if the Independent Accountant determines that either party’s position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Independent Accountant in connection with any such determination.

(b)                                 In the event that there is a Stockholders’ Equity Deficiency (as defined below) with respect to the Company and its Subsidiaries in excess of $250,000, Sellers shall, on a joint and several basis, pay to Buyer an aggregate amount equal to the entire Stockholders’ Equity Deficiency by wire transfer of immediately available funds to a bank account designated by Buyer within ten (10) days of the Closing Balance Sheet Delivery Date (as defined below).  In the event that the Sellers fail to promptly make the payment required by this Section 2.3(b), Buyer shall be entitled to seek payment of such amount (or any unpaid portion thereof) directly from the Escrow Account and the Sellers’ Representative agrees, at the request of Buyer, to promptly execute joint written instructions to the Escrow Agent to deliver the Stockholders’ Equity Deficiency (or unpaid portion thereof) to Buyer in accordance herewith.  Thereafter, not later than two (2) Business Days following the payment of such funds from the Escrow Account, the Sellers shall, on a joint and several basis, reimburse the Escrow Account for the full amount of any monies paid therefrom in accordance with this Section 2.3(b).  The term “Stockholders’ Equity Deficiency” shall mean the amount, if any, by which the Closing Stockholders’ Equity is less than the Base Stockholders’ Equity.

(c)                                  In the event that there is a Stockholders’ Equity Surplus (as defined below) with respect to the Company and its Subsidiaries in excess of $250,000, Buyer shall pay to the Sellers’ Representative (on behalf of Sellers) an aggregate amount equal to the entire Stockholders’ Equity Surplus by wire transfer of immediately available funds to a bank account designated by the Sellers’ Representative within ten (10) days of the Closing Balance Sheet Delivery Date.  The term “Stockholders’ Equity Surplus” shall mean the amount, if any, by which the Closing Stockholders’ Equity is greater than the Base Stockholders’ Equity.

(d)                                 The term “Closing Stockholders’ Equity” shall mean the consolidated stockholders’ equity of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date as set forth on the Closing Balance Sheet; provided that the Closing Stockholders’ Equity shall exclude all cash, cash equivalents and marketable securities distributed to Sellers pursuant to Section 2.2(c), and shall not give effect to any Indebtedness which is retired at Closing in accordance with Section 2.2 and will not give effect to any of the transactions contemplated hereby; provided, further, that if any change to the Closing Balance Sheet is agreed to by Buyer and the Sellers’ Representative in accordance with Section 2.3(a) or any dispute between Buyer and Sellers with respect to its Closing Balance Sheet is resolved in accordance with Section 2.3(a), then the Closing Stockholders’ Equity shall be calculated after giving effect to any such change or the resolution of any such dispute.

(e)                                  The term “Base Stockholders’ Equity” shall mean Fifteen Million Four Hundred Sixty Six Thousand and Fifty Four Dollars ($15,466,054).

(f)                                    The term “Closing Balance Sheet Delivery Date” shall mean, with respect to the Company, the date on which its Closing Balance Sheet is accepted pursuant to clause (A) of Section 2.3(a); provided, however, that, if any change to its Closing Balance Sheet is agreed to by Buyer and the Sellers’ Representative in accordance with Section 2.3(a), then the date on which Buyer and the Sellers’ Representative agree in writing to such change shall be the Closing Balance Sheet Delivery Date; provided further, that, if any dispute with respect to its Closing Balance Sheet is resolved in accordance with Section 2.3(a), then the date on which the Independent Accountant delivers its decision with respect to such dispute shall be the Closing Balance Sheet Delivery Date.

(g)                                 Any amounts paid pursuant to the terms of Section 2.3(b) or 2.3(c) shall be deemed to be adjustments to the Cash Purchase Price.

2.4                                 Closing.  The purchase and sale of the Shares shall take place in person or by facsimile on the Closing Date at 10:00 a.m. PST, at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, or at such other time and place as Buyer and Sellers mutually agree upon in writing (which time and place are designated as the “Closing”).  At the Closing, Sellers shall deliver to Buyer one or more certificates representing the Shares against payment of the Purchase Price.

2.5                                 Escrow Amount.  The “Escrow Amount” shall be Ten Million Dollars ($10,000,000) and shall be paid in cash (the “Cash Escrow Amount”).  Sellers hereby authorize and instruct Buyer, at the Closing, to deduct the Cash Escrow Amount from the Net Cash Purchase Price and deliver such funds to the Escrow Agent to be held in an escrow account (the “Escrow Account”), in accordance with the terms and conditions of the Escrow Agreement.  All interest earned on the Cash Escrow Amount shall be distributed by Escrow Agent to Sellers as promptly as practicable upon the receipt thereof upon the terms set forth in the Escrow Agreement.  Sellers shall be responsible for reporting and paying the applicable Taxes on interest earned on the Cash Escrow Amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Seller Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3.

3.1                                 Organization and Qualification.

(a)                                  The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), other than where the failure to be qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  By letter dated September 30, 2005, complete and correct copies of the certificate of incorporation and bylaws of the Company, all as amended to date, have been delivered to Buyer.  The Company is not in violation of any of the provisions of its certificate of incorporation or its bylaws provided to Buyer.

(b)                                 Each Subsidiary of the Company has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), other than where the failure to be qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Schedule 3.1(b) sets forth all Subsidiaries of the Company and, if the Company, together with its Subsidiaries, does not own all of the outstanding Equity Interests of such Subsidiary, the percentage of Equity Interests of such Subsidiary owned by the Company and its Subsidiaries.  Except as set forth in Schedule 3.1(b), the Company does not own, directly or indirectly, any Equity Interests of any Person.

3.2                                 Authorization.

(a)                                  Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  Each Seller has taken all action necessary to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  No takeover statute or similar statute or regulation relating to the Company or any of its Subsidiaries is applicable or purports to be applicable to the sale of Shares by Sellers to Buyer or to the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Each Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legally valid and binding obligation of each Seller (assuming due authorization, execution and delivery of this Agreement by Buyer), enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

(c)                                  Each Seller will duly execute and deliver each of the Ancillary Agreements to which it is a party at Closing, and upon due execution and delivery by each Seller at Closing, each of the Ancillary Agreements will constitute the legally valid and binding obligation of each Seller party thereto (assuming due authorization, execution and delivery of each of the Ancillary Agreements by Buyer), enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

3.3                                 Capitalization and Share Ownership.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 23,763,000 shares of which are issued and outstanding and 15,196,000 shares of which are held by the Company in its treasury.  Sellers are the record and beneficial owners and holders of all of the issued and outstanding shares of Company Common Stock, free and clear of all Liens.  All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the general corporate law of the state of incorporation of the Company, the Company’s certificate of incorporation, the Company’s bylaws or any Contract to which the Company is a party or otherwise bound.  Each of the outstanding Equity Interests in each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as indicated on Schedule 3.1(b), all such shares are owned by the Company and are owned free and clear of all Liens and are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Legal Requirements under which such Subsidiary is formed, the Subsidiary’s organizational documents or any Contract to which such Subsidiary is a party or otherwise bound.  There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests or voting securities in the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted with respect to, and no Contract to which the Company or any of its Subsidiaries is a party or otherwise bound restricts the voting or transfer of, the shares of the Company Common Stock or Equity Interests of Subsidiaries of the Company.  There are no bonds, debentures, notes or other Indebtedness of the Company or Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.4                                 Indebtedness.  Schedule 3.4 hereto sets forth all of the agreements or instruments pursuant to which any of the Indebtedness of the Company and its Subsidiaries is outstanding.  There is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument which would give the other party the right to accelerate any Indebtedness of the Company or any of its Subsidiaries.  As of the Closing, the Company will have no Indebtedness other than the Closing Debt.

3.5                                 Governmental Authorization; Noncontravention.

(a)                                  The performance by each Seller of his obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization, qualification, order or permit of, action by or in respect of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or filings under the antitrust or anti-competition Legal Requirements of foreign countries, (ii) such other consents, approvals, authorizations and notifications as are set forth on Schedule 3.5(a) and (iii) such other items, the absence of which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Assuming compliance with the matters set forth in Section 3.5(a), and except as provided in Schedule 3.5(b), the execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not contravene, conflict with or result in any violation, default (with or without notice or lapse of time, or both) or breach under, or give rise to a right of consent, termination, cancellation or acceleration of any material obligation or to loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (i) the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) any Legal Requirement applicable to Sellers, the Company or its Subsidiaries or by which the respective properties or assets of the Company or its Subsidiaries are bound, or (iii) any material Contract binding upon the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject.

3.6                                 Financial Statements; Undisclosed Liabilities.

(a)                                  Company Financial Statements.  The audited consolidated financial statements as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Year-End Financial Statements”) and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) as of and for the three months ended March 31, 2005 (the “Interim Financial Statements” and together with the Year-End Financial Statements,  the “Financial Statements”) (A) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods or as of the dates then ended, and (B) have been prepared in accordance with past practice, applicable accounting requirements and GAAP during the periods involved (except as otherwise stated therein and subject to normal year-end audit adjustments in the case of the Interim

Financial Statements) applied on a consistent basis during the periods involved.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)                                 No Undisclosed Liabilities.  Except (i) as set forth in the financial statements for the year ended December 31, 2004 and (ii) Liabilities which do not exceed $50,000 individually or $250,000 in the aggregate, the Company and its Subsidiaries do not have any Liability, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) Liabilities incurred in the ordinary course of business since December 31, 2004, none of which have, individually or in the aggregate, a Company Material Adverse Effect (and none of which results from, arises out of or relates to any breach of any Contract, breach of warranty, tort, infringement or violation of Legal Requirements) or (ii) Liabilities otherwise set forth on Schedule 3.6(b).

(c)                                  Accounting Controls.  The Company and, to its Knowledge, each of its Subsidiaries maintains a system of proper internal accounting controls sufficient for a non publicly traded company to provide management reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the annual preparation of financial statements in conformity with GAAP and to maintain asset accountability on an annual basis; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at least annually and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately in the year end financial statements.  The Company, as a non publicly traded company, is not required to comply with section 404 of SOX and does not represent that its internal accounting controls satisfy the requirements of SOX.

(d)                                 Other.  There are no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Securities Act) which have been entered into by the Company or its Subsidiaries.  Schedule 3.6(d) lists all non-audit services performed for the Company by the Company’s accountants.

3.7                                 Absence of Certain Changes.  Except as disclosed in Schedule 3.7, or as otherwise expressly permitted by this Agreement, since December 31, 2004, the business of the Company and its Subsidiaries has been operated in the ordinary course and consistent with past practice and since such date there has not occurred:

(a)                                  any Company Material Adverse Effect;

(b)                                 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests, by the Company or any of its Subsidiaries (except to the Company) or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of its securities or any securities of the Company or any of its Subsidiaries, or any rights, options or warrants to acquire any such securities, except for shares of capital stock or Equity Interests of the Company or any of its Subsidiaries; provided, however, that on or before the Closing, the Company shall be permitted to dividend, distribute or otherwise transfer to Sellers cash, cash equivalents and marketable securities of the Company in accordance with Section 2.2(c);

(c)                                  any split, combination, subdivision or reclassification of any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries;

(d)                                 any amendment or change to the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

(e)                                  any change by the Company to its accounting methods, policies, practices, or principles, or any variation in its inventory practices in any material respect from its past practices, or any write up, write down or write off of the book value of any of the Company’s or any of its Subsidiaries’ assets;

(f)                                    any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, phantom stock rights, stock based performance units, phantom stock, subscriptions, warrants, puts, calls, preemptive rights, options and other securities or rights that derive their value by reference to capital stock or other Equity Interests of the Company or its Subsidiaries), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other Equity Interests of the Company or any of its Subsidiaries;

(g)                                 any employment agreement entered into (or amended or supplemented) by the Company or any of its Subsidiaries with any of their Key Employees, or the grant of any increase in compensation (including employee benefits) of any Key Employee of the Company or any Subsidiary, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect as of December 31, 2004;

(h)                                 any material Indebtedness incurred and not discharged by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(i)                                     any (A) increase in benefits under any Benefit Plan, (B) increase in funding under any Benefit Plan, except as required by applicable Legal Requirements, (C) establishment, adoption, amendment (other than any amendment that would result in a reduction in the costs of such Benefit Plan) or termination of any collective bargaining agreement, Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (D) granting of any increase in the rates of salaries, compensation or fringe or other benefits payable to any Employee other than a Key Employee, except for increases that are required by applicable Legal Requirements, (E) payment of any bonus of any kind or amount whatsoever to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as agreed by Contract or applicable Legal Requirements, (F) payment of any benefit or amount not required under any Benefit Plan as in effect on the date of this Agreement and/or as of the Closing, (G) payment or granting of any severance or termination pay or increase in any manner of the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice (including size, timing and scope) or as required by Contract or Benefit Plan, (H) removal of any restrictions in any Benefit Plan or agreements or awards made thereunder or (I) material change to any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(j)                                     any acquisition of any Equity Interest in any other Person or any direct or indirect acquisition, investment in, capital contributions to, any Person or division or business thereof (other than in or to a directly or indirectly wholly-owned Subsidiary of the Company);

(k)                                  any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(l)                                     any loans or advances (other than customary travel and expense advances) made to any Person, or any cancellation of Indebtedness owed to the Company or any of its Subsidiaries;

(m)                               any material Tax election or settlement or compromise of any material Tax liability or refund by the Company or any of its Subsidiaries, other than Tax elections required by Legal Requirement, or change in any annual Tax accounting period or method of Tax accounting, filing of any material amendment to a Tax Return, entry into any closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(n)                                 any revaluation by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries;

(o)                                 any damage to or destruction or loss of any asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company and its Subsidiaries, taken as a whole;

(p)                                 any sale, lease, mortgage, encumbrance or other disposition or subjection to any Lien (other than a Permitted Lien) of any property or asset of the Company or any of its Subsidiaries or interests therein (including securitizations), other than sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice;

(q)                                 any settlement of pending or threatened litigation involving the Company or any Subsidiary of the Company; or

(r)                                    any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.

3.8                                 Licenses.  (i) The Company and each of its Subsidiaries, as applicable, holds, and has held since January 1, 2002, all licenses, permits, registrations, certificates, clearances, variances, certificates of occupancy, exceptions, franchises, entitlements, consents, orders, approvals or other similar authorizations of all Governmental Authorities materially necessary to own, lease or operate its properties and assets and to conduct its business as presently conducted (the “Licenses”), (ii) each of the Licenses is valid and in full force and effect and will continue to be in full force and effect immediately following the Closing, (iii) none of the Governmental Authorities that has issued any License has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, otherwise (A) of its intent to modify, revoke, terminate, suspend or fail to renew any such License, now or in the future, excluding any notice that any such client may be up for periodic renewal, (B) that the Company or any of its Subsidiaries is in violation of the terms of any such License and no Action has been threatened with respect thereto, or (C) that any such License is invalid or may be subject to revocation, termination, suspension or adverse modification, (iv) to the Knowledge of the Company, there is not pending or threatened any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the Licenses or which presents a risk that, if accepted or granted, would result in the revocation, termination, suspension or any adverse modification of any Licenses, and (v) within the past five (5) years there has not occurred any violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such License.  There is no event which, to the Knowledge of the Company, would result in the revocation, termination, non-renewal or adverse modification of any such License.

3.9                                 Litigation; Compliance with Laws.

(a)                                  Litigation.  Except as set forth in Schedule 3.9(a), (i) there is no suit, claim, action, proceeding (at law or in equity), audit or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority (including any for which the Company or its Subsidiaries may need to indemnify a third party), (ii) neither the Company, any of its Subsidiaries, nor any of its or their current or, to the Knowledge of the Company, former officers, directors, employees, agents or representatives, has been identified by any Governmental Authority as a subject or target of a government investigation, or otherwise been informed or become aware that their conduct is being investigated by a Governmental Authority, and (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator.  There are no suits, claims, actions, proceedings (at law or in equity) or investigations pending or, to the Knowledge of the Company, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.  Except as set forth in Schedule 3.9(a), there is no pending suit, claim, action, proceeding (at law or in equity) brought by the Company against any Person.

(b)                                 Compliance.  Except as set forth in Schedule 3.9(b), or except as set forth in Section 3.18 pertaining to compliance with Health Care Laws, to the Knowledge of the Company, the Company and its Subsidiaries are and at all times since January 1, 2002 have been in material compliance with all Legal Requirements applicable to them or their respective businesses or operations.  Neither the Company nor any of its Subsidiaries have received notification of any asserted present or past failure to comply with any such Legal Requirement.

3.10                           Employment Matters.

(a)                                  The Company, its Subsidiaries and all Benefit Plan fiduciaries are each in material compliance with all applicable Legal Requirements with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity, plant closings and workers’ compensation.  There is no material charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, with respect to any current or former employees or prospective employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has committed, (i) any material violation of any statute or regulation relating to employment or employment practices, including without limitation any labor, employment, fair employment practices, workers’ compensation, occupational safety, plant closings and wage and hours Legal Requirements and regulations or (ii) any unlawful discrimination in employment practices or any unfair labor practices, and there is no charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any court, agency or other comparable judicial or arbitral body.

(b)                                 Neither the Company nor any of its Subsidiaries is a party to, and no employees of the Company or any of its Subsidiaries are covered by, any collective bargaining agreement, works council agreement or other labor union agreement, and no collective bargaining agreement, works council agreement or other similar labor union agreement for employees of the Company or any of its Subsidiaries is currently being negotiated or pending negotiation by the Company or any of its Subsidiaries.

(c)                                  There has not been a representation question respecting any of the employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from or otherwise organize employees of the Company or any of its Subsidiaries to authorize representation by any labor organization and there has been no labor strike, slow-down or other concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries since January 1, 2002 and, to the Knowledge of the Company, no such labor strike, slow-down, or other concerted work stoppage has been or is currently threatened.

(d)                                 Neither the Company nor any of its Subsidiaries (i) is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (ii) is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), or (iii) has any material pending claims against it under any workers’ compensation plan or policy or for long-term disability.

(e)                                  The Company and each of its Subsidiaries have withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries, and other payments to employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(f)                                    No employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment agreement, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of (i) the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or (ii) the use of trade secrets or proprietary information of others.  No Key Employee of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries that any such Key Employee intends to terminate his or her employment with the Company or any of its Subsidiaries.  Except as set forth in Schedule 3.10(f), there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have resulted in or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

3.11                           Tax Matters.  Except as set forth on Schedule 3.11:

(a)                                  Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects.  Each of the Company and its Subsidiaries has timely paid all Taxes which are due and payable pursuant to such Tax Returns except those which are currently being contested and for which adequate reserves have been established in the Financial Statements.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.  No written claim has ever been received by the Company, any Subsidiary or any representative thereof from a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)                                 The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheets (rather than in any notes thereto) contained in such financial statements.  Since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).

(d)                                 Neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority.  As of the date hereof there are no audits, examinations, requests for information or other administrative proceedings pending or, based on written notice, threatened with respect to any of the Company or its Subsidiaries, and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth on Schedule 3.11 has been made and reflected on the Financial Statements.  No issues relating to Taxes of any of the Company or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur with a material adverse effect on Taxes in a later taxable period.  By letter dated September 30, 2005, Sellers have delivered to Buyer copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 2001, 2002, 2003 and will deliver promptly upon their availability, 2004, and have delivered complete and correct copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessor, with respect to Taxes.  None of the Company, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes which remain outstanding, or agreed to any extension of time with respect to a Tax assessment or deficiency which remains outstanding, or has made any request in writing for any such extension or waiver which remains outstanding.

(e)                                  There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and/or its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)                                    Except for the affiliated group of which the Company is the common parent, each of the Company and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return.  Neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)                                 Neither the Company nor any of its Subsidiaries has distributed any corporation in a transaction intended to qualify under Section 355 of the Code within the past two years, nor has the Company or any of its Subsidiaries been distributed in a transaction intended to qualify under Section 355 of the Code within the past two years.

(h)                                 There are no Liens for Taxes upon any property or asset of any of the Company or its Subsidiaries, except for (i) Liens for Taxes not yet delinquent or (ii) Liens for Taxes contested in good faith and reserved against in accordance with GAAP and reflected in the Financial Statements.

(i)                                     None of the Company nor any of its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or its Subsidiaries (or under any similar provision of state, local or foreign law); (ii) has agreed, or is or was required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (or by reason of any similar provision of state, local or foreign law); (iii) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (iv) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Legal Requirement); (v) has ever made an election under Section 338 of the Code (or under any similar provisions of state, local or foreign Law); (vi) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (vii) has been a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code; (viii) has been a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated by the parties as a partnership for Tax purposes; (ix) has owned a single member limited liability company which is treated as a disregarded entity, (x) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation, (xi) has any excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any Subsidiary, or (xii) has any overall foreign loss as defined in Section 904(f) of the Code.

(j)                                     Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Legal Requirement.  The Company has disclosed on its federal income Tax Returns all positions that are required to be disclosed therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)                                  None of the assets of the Company or any of its Subsidiaries is property which the Company or its Subsidiaries is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of the Code.

(l)                                     None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

(m)                               None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(n)                                 Each asset with respect to which the Company and its Subsidiaries claims depreciation, amortization, or similar expense for tax purposes is owned for tax purposes by either the Company or its Subsidiaries.

(o)                                 There have been no prior ownership changes as defined in Section 382 of the Code with respect to the Company.

(p)                                 Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess “parachute payments” within the meaning of Section 280(G) of the Code or any similar provision of foreign, state or local law.  If applicable prior to the Closing Date, the Sellers shall take the appropriate action to satisfy the requirements of Section 280(G)(b)(5)(B) of the Code.

3.12                           Real Property.

(a)                                  Neither the Company nor any of its Subsidiaries owns any real property, and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)                                 Schedule 3.12(b) lists all real property that is leased by the Company or its Subsidiaries (the “Leased Real Property”).  The Leased Real Property comprises all of the real property used by the Company and its Subsidiaries.  Except as disclosed in Schedule 3.12(b), each of the Company and its Subsidiaries hold good and valid leasehold interests in the Leased Real Property, free and clear of all Liens, other than Permitted Liens or Liens encumbering a lessor’s interest in the Leased Real Property incurred by the lessor.  Each of the leases under which the Leased Real Property is held (A) is in full force and effect, and (B) is enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.  No material default exists under any lease under which the Leased Real Property is held to which the Company or any of its Subsidiaries is a party and, to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default.  The transactions contemplated by this Agreement do not require the consent of any other party to any lease under which Leased Real Property is held, will not result in a breach of or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.  There are no subleases, licenses, concessions or any other Contracts or agreements to which the Company or any of its Subsidiaries is a party granting to any Person or entity other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Leased Real Property or any portion thereof and to the Knowledge of the Company, there are no easements, covenants, rights-of-way and other similar restrictions of record, if any, that, individually or in the aggregate, materially impair the continued use and operation of the Leased Real Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.  There are no material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Leased Real Property.  All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair and sufficient for the operation of the businesses of the Company and each of its Subsidiaries, and there are no physical conditions or defects at any of the Leased Real Property which, to the Knowledge of the Company, materially impair or would be reasonably expected to materially impair the continued operation of such facility as presently conducted.  As of the date hereof, there are no existing, or to the Knowledge of the Company, threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Leased Real Property or any portion thereof.  Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any Person of any material defects or inadequacies in the Leased Real Property or any part thereof, which would adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Leased Real

Property.  The present use of the land, buildings, structures and improvements on the Leased Real Property are, in all material respects, in conformity with all Legal Requirements, including all applicable zoning laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of violation thereof, except for such nonconformities or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of any conflict or dispute with any Governmental Authority or other Person relating to any Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Leased Real Property as presently conducted (or as would be conducted at full capacity).

3.13                           Environmental Matters.  Except as disclosed in Schedule 3.13:

(a)                                  the Company and its Subsidiaries are and always have been in material compliance with all Environmental Permits, and the Company and its Subsidiaries are in material compliance with all Environmental Laws;

(b)                                 neither the Company nor any of its Subsidiaries has received any Environmental Claim that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries;

(c)                                  neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of Hazardous Materials under any Environmental Law.

(d)                                 To the Knowledge of the Company, there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials on, under or about the Leased Real Property, nor, to the Knowledge of the Company, were there any underground storage tanks on, under or about any such Leased Real Property in the past;

(e)                                  To the Knowledge of the Company, there is not now and has not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any Leased Real Property, except in material compliance with all applicable Environmental Laws;

(f)                                    there is no site to which the Company has transported or arranged for the transport of Hazardous Materials which, to the Knowledge of the Company, is or may become,  either with the giving of notice or the passage of time or both, the subject of any Environmental Claim; and

(g)                                 complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Company (or any of its Subsidiaries) leased or operated property of which the Company has Knowledge, have been delivered to Buyer by letter dated September 30, 2005, and are identified in Schedule 3.13.

3.14                           Insurance.

(a)                                  The material assets and the business operations of the Company and each of its Subsidiaries are insured against claims, losses or damages in amounts that are sufficient to satisfy the insurance coverage requirements of any applicable Legal Requirements.  All such policies insuring such assets and business operations are in full force and effect.  By letter dated September 30, 2005, the Company has delivered to Buyer complete and correct copies of all insurance policies (including without limitation director and officer and employee and officer insurance policies), each of which is listed on Schedule 3.14.

(b)                                 Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practice, as of the date of this Agreement, to the Knowledge of the Company, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any insurance policy of the Company or any of its Subsidiaries during the period of one year prior to the date hereof.  As of the date hereof, to the Knowledge of the Company, no event has occurred, including the failure by the Company or any of its Subsidiaries to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies.

3.15                           Intellectual Property.

(a)                                  The Company (either in its own right or through its Subsidiaries) owns, licenses or has valid rights to use all Intellectual Property and cell lines that, in each case, is necessary for use in the business, operations and products of the Company and its Subsidiaries, including (by way of example only and not limitation) products for the use of Inhibin as a diagnostic indicator for Down’s Syndrome and all other products that are presently being sold by the Company (the “Company Intellectual Property”).  Schedule 3.15(a) to this Agreement sets forth a true and complete list of all (i) U.S. and foreign patents and patent applications and for each, its number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending; (ii) Registered Proprietary Names, the registration number thereof, and, if applicable, the class of goods or the description of goods or services covered thereby, the countries in which such Registered Proprietary Name is registered, and the expiration date for each country in which such Registered Proprietary Name has been registered; (iii) Unregistered Proprietary Names and applications for registration of Unregistered Proprietary Names, the application serial number thereof, the date of filing, the countries in which such application was filed and, if applicable, the class of goods or the description of goods or services sought to be covered thereby, (iv) copyright registrations, the number and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights and the date and countries in which such application was filed and (vi) domain names and applications for registration of domain names, in each case included in the Company Intellectual Property.  Except as set forth in Schedule 3.15(a), the Company has all rights, priorities and privileges relating to the Intellectual Property it owns, whether arising under United States, multinational or foreign Legal Requirements or otherwise and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.  All of the issued patents in the Company Intellectual Property are currently in compliance with formal Legal Requirements (including payment of filing, examination, and maintenance fees and, where required, proofs of working or use).

(b)                                 The Company and/or one of its Subsidiaries is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the owned Company Intellectual Property.

(c)                                  All of the owned Company Intellectual Property and, to the Knowledge of the Company, all of the licensed Company Intellectual Property is in good standing, without any unresolved challenge, and is valid and enforceable, and has not been adjudged invalid or unenforceable (except for challenges to validity that may be received in the ordinary course of the prosecution of patent applications in patent offices).

(d)                                 Except as set forth on Schedule 3.15(d), no legal proceedings are pending or, to the Knowledge of the Company, are threatened against the Company or any of its Subsidiaries (i) based upon, challenging or seeking to deny or restrict the use by the Company of any of the Company Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any of its Subsidiaries infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Intellectual Property Licenses being licensed are in conflict with the terms of any third party license or other agreement.

(e)                                  Schedule 3.15(e) contains a complete and accurate list and summary description (to the extent permitted under any restrictions in its agreements with third parties), including any royalties paid or received by the Company, of all agreements relating to Company Intellectual Property and cell lines to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company or any of its Subsidiaries is the licensee.  There are no outstanding and, to the Knowledge of the Company, no threatened disputes or disagreements with respect to any such agreement.  To the Knowledge of the Company, except for the licenses set forth in Schedule 3.15(e), there are no items of Intellectual Property or cell lines owned by a party other than the Company or any of its Subsidiaries that are material to the business, operations or products of the Company or any of its Subsidiaries.

(f)                                    Except as set forth on Schedule 3.15(f), to the Knowledge of the Company, there is no unauthorized use, improper disclosure, infringement or misappropriation of any Company Intellectual Property.

(g)                                 To the Knowledge of the Company, all software developed by or for the Company and used on the instruments and systems sold, leased or otherwise distributed in the business of the Company or any of its Subsidiaries (“Company Instruments”) is free of all viruses, worms, trojan horses, and “time-clocks” and does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems used by end users of such Company Instruments.

(h)                                 The Company and its Subsidiaries have used reasonable precautions to maintain their material trade secrets in confidence, including entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(i)                                     Except as set forth in Schedule 3.15(i); (A) the Company has secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of any owned Company Intellectual Property used in a product currently being sold by the Company or the rights to such contributions that the Company does not already own by operation of law; and (B) (x) there has been no misappropriation of any material trade secrets or other material confidential Company Intellectual Property by any Person, (y) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (z) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property.

(j)                                     As of the date of this Agreement, (i) no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been made by a third party and no such Company Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (ii) (A) neither the Company nor any of its Subsidiaries, after the acquisition of such Subsidiary by the Company, has performed prior acts or is engaged in current conduct or use or authored or authorized any publication, or (B) to the Knowledge of the Company, there exists no publication or prior act or current use by any third party, that would void or invalidate any Company Intellectual Property used in a product currently being sold by the Company, and (iii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements by Sellers and the consummation of the transactions contemplated hereby and thereby, after acquisition of any required consents, will not breach, violate or conflict with any instrument, agreement or Contract that the Company or any of its Subsidiaries is party to and that concerns any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of Buyer to make, use, sell, license or dispose of, or to bring any Action for the infringement of, any Company Intellectual Property.

3.16                           Employee Benefits.

(a)                                  Schedule 3.16(a) contains a true and complete list of each Benefit Plan which, is now or was within the past 6 years, maintained, sponsored or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or under which the Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, whether actual or contingent.  Schedule 3.16(a) separately identifies each Benefit Plan which is or was intended to be qualified under Section 401(a) of the Code.  By letter dated September 30, 2005, Sellers have provided to Buyer complete and correct copies of all Benefit Plans (including amendments) and, with respect thereto, all trust agreements, insurance contracts, other funding vehicles, determination letters issued by the IRS, the most recent annual reports (Form 5500 series) filed with the IRS or comparable foreign taxing authority, and the most recent actuarial report or other financial statement relating to such Benefit Plan, if any.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable domestic or foreign Legal Requirements.

(b)                                 Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements (including but not limited to ERISA and the Code and any applicable foreign Legal Requirements), and all contributions required to be made under the terms of any of the Benefit Plans have been timely made.  With respect to the Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans, ERISA, the Code or any other applicable Legal Requirements.  Neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502.

(c)                                  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is maintained pursuant to standardized prototype document approved by the IRS or has obtained a favorable determination letter from the IRS that the Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification or exemption.  Except as would not reasonably be expected to result in material liability to the Company, any of its Subsidiaries or an ERISA Affiliate, (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan, (ii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Benefit Plan, including without limitation any audit or inquiry by the IRS, United States Department of Labor, the Pension Benefit Guaranty Corporation or any comparable foreign agency (other than routine benefits claims), (iii) no breaches of fiduciary duty under which the Company, an ERISA Affiliate or a Benefit Plan fiduciary could reasonably be expected to incur a material liability have occurred, (iv) no lien on any assets of the Company or any of its Subsidiaries has been imposed under the Code, ERISA or any comparable foreign Legal Requirements with respect to any Benefit Plan, (v) all contributions, premiums and expenses to or in respect of each Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Company’s consolidated financial statements, (vi) all tax, annual reporting and other governmental filings required by ERISA, the Code or any comparable foreign Legal Requirements have been timely filed with the appropriate Governmental Authority and all required notices and disclosures have been timely provided to participants, (vii) all contributions and payments to each Benefit Plan are deductible under Code Sections 162 or 404, and (viii) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(d)                                 Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, during the past six years, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e)                                  Except as set forth in Schedule 3.16(e), neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby (including payment of any bonuses to Employees) or thereby will (either alone or in conjunction with any other event, such as a termination of employment), (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1), (ii)  increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment, vesting or funding of any compensation, equity award or other benefit for any “disqualified individual,” (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), or (v) cause any compensation payable by the Company or any of its Subsidiaries to fail to be deductible under Section 162(m) of the Code or any other provision of the Code.

(f)                                    Except as required by applicable Legal Requirements, no Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits.  There has been no communication to any employee, consultant or director of the Company or any of its Subsidiaries that would reasonably be expected to promise or guarantee any such retiree medical, disability or life insurance on any permanent basis.  The Company and each ERISA Affiliate are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except as would not be reasonably expected to result in material liability to the Company or an ERISA Affiliate.

(g)                                 Neither the Company nor any of its Subsidiaries maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries maintains any plan, program or arrangement or is a party to any contract that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(h)                                 Except as set forth on Schedule 3.16(h), no Indebtedness in excess of $25,000 is owed by any current or former employee, consultant or director of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries.

3.17                           Material Contracts.

(a)                                  Except as set forth in Schedule 3.17(a), and other than Contracts entered into after the date hereof, but only to the extent entering into such Contract is permitted by Section 5.1 hereof (such Contracts entered into after the date hereof being deemed to be set forth in Schedule 3.17(a) and included within the Material Contracts to the extent they would have been required to have been so listed and so included if entered into prior to the date hereof and provided Sellers promptly notify Buyer thereof), neither the Company nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which limits or will limit the Company or any of its Affiliates or, after the Closing, Buyer or any of its Subsidiaries, from engaging in any business, (ii) any Contract that relates to any Indebtedness in excess of $100,000, (iii) any Contract that provides for aggregate payments to or from the Company or any of its Subsidiaries in excess of $100,000 in any twelve month period (to the extent allowed to be disclosed by the terms of such Contract), (iv) any Contract that cannot be terminated without penalty of less than $100,000 upon not more than 90 days prior written notice, (v) any Contract pursuant to which the Company or any of its Subsidiaries or any of Sellers has continuing obligations involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries, or income or revenues related to any product of the Company or any of its Subsidiaries, (vi) any leases and subleases of real property, (vii) any Contract that limits or purports to limit the ability of the Company or any of its Affiliates to compete in any line of business or to sell or represent competing products or with any Person or in any geographic area or during any period of time, (viii) any Contracts which are terminable upon, or prohibit, a change of ownership or control of the Company or any of its Subsidiaries, (ix) any Contract where, in settlement of an actual or threatened Action for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Company Intellectual Property, (x) any Contracts with any Governmental Authority, (xi) any Contracts that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses, (xii) any Contracts relating to employment or severance, or (xiii) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that is material to the Company and its Subsidiaries, taken as a whole, or to the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent or materially delay Sellers from performing their obligations under this Agreement or the Ancillary Agreements  (the contracts, agreements and commitments referred to in clauses (i) - (xiii), the “Material Contracts”).  Except as set forth on Schedule 3.17(a), (A) each of the Material Contracts is valid and binding on the Company or its applicable Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and represents the entire agreement among the parties with respect to the subject matter of such Material Contract and (B) neither the Company nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any such Material Contract.  Neither the Company nor its Subsidiaries (i) have received any written or, to the Knowledge of the Company, other notice of termination or cancellation under any Material Contract, (ii) have received any notice of breach or default under any Material Contract, which breach (A) has not been cured or (B) the Company has not begun the process of curing and will not cure within a commercially reasonable time, (iii) have not materially complied with the terms of all Material Contracts, and (iv) have granted to any other third party any rights, adverse or otherwise, under any Material Contract that would constitute a breach of such Material Contract.  To the Knowledge of the Company, no counterparty to any Material Contract has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default or other material breach under the provisions of a Material Contract.  Except as set forth on Schedule 3.17(a), neither the Company nor any of its Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction.

(b)                                 With respect to any Contract, a portion of which cannot be disclosed to Buyer as of the date hereof, Schedule 3.17(b) sets forth such information regarding such Contract, without violating the provisions thereof, which would allow Buyer to identify and understand such Contract.  No such Contracts contain any restriction against a change of control of the Company, and the consummation of the transactions contemplated hereby shall not adversely effect any rights or remedies of the Company under such Contracts.

3.18                           Regulatory Matters.

(a)                                  The Company has established and administers a compliance program (including a written compliance policy) applicable to the Company and all of its Subsidiaries (i) to assist the Company and the directors, officers and employees of the Company and its Subsidiaries in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and HHS) applicable to the Company and its Subsidiaries or its and their business and (ii) to provide compliance policies governing applicable areas for in vitro diagnostics products and medical device companies (including, without limitation, pre-clinical and clinical testing, product design and development, product testing, product manufacturing, product labeling, product storage, pre-market clearance and approval, marketing, advertising and promotion, product sales and distribution, reimbursement, fraud and abuse, medical device recall and reporting regulations, and record keeping).

(b)                                 Except as set forth in Schedule 3.18(b), the Company is in compliance in all material respects with the provisions of all Legal Requirements relating to the regulation of the Company’s products, including, without limitation, their design, development, manufacture, labeling, storage and transport, in all jurisdictions in which such acts or any of them occur or are reasonably likely to occur or such products or any of them are likely to be sold or used (including without limitation, the FDC Act, CLIA, Controlled Substances Act, Federal Anti-Kickback Statute, Stark Law, Civil False Claims Act, Administrative False Claims Act, Exclusion Laws and, for each of the foregoing, all comparable state Legal Requirements and the rules and regulations promulgated thereunder by FDA, HHS and any other comparable Governmental Authorities (collectively “Health Care Laws”).  All applications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses or permits of the FDA, HHS or comparable Governmental Authorities relating to the Company, its business and its products, when submitted to the FDA, HHS or other Governmental Authority were true, complete and correct in all material respects and in conformance with Legal Requirements as of the date of submission and any updates, changes, corrections or modification to such applications, submissions, information and data which were or are necessary or required to be filed, maintained, or furnished to the FDA, HHS or other Governmental Authorities have been timely filed, maintained, or furnished to the FDA, HHS and other Governmental Authorities and were true, complete and correct in all material respects and in conformance with Legal Requirements as of the date of submission.  The labeling claims made by the Company for the Company’s products are valid and supported by proper research design, testing, analysis and disclosure that conforms with Legal Requirements.

(c)                                  All pre-clinical and clinical trials conducted by the Company, its Subsidiaries and any third party engaged in the testing, manufacturing, storage, packaging, labeling, sale or distribution of a product under contract for the Company or one of its Subsidiaries have been, and are being conducted in compliance with all published recommendations of the FDA and all applicable Legal Requirements and guidances of the FDA or any other Governmental Authority, including the requirements of Good Laboratory Practices, investigational new drug requirements, Good Clinical Practice requirements (including Informed Consent, institutional review boards and other requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, 58 and 312), and federal and state Legal Requirements and guidances restricting the use and disclosure of individually identifiable health information.

(d)                                 The Company’s activities, products and relevant facilities, as well as, to the Knowledge of the Company, its suppliers, distributors and other intermediaries, are in compliance with all applicable requirements of the FDC Act and implementing FDA regulations, including, without limitation, the registration, listing, labeling and manufacturing requirements of 21 C.F.R. Parts 807, 809.10 and 820, all to the extent applicable to in vitro diagnostic devices and accessories, except for noncompliance which is not known to Sellers or the Company.  The Company is not subject to any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or any other Governmental Authority or other notice, response or commitment made to the FDA or any other Governmental Authority.  By letter dated September 30, 2005, Sellers have delivered to Buyer complete and correct copies of all customer complaints relating to the Company’s products and all Medical Device Reports filed with the FDA within the last five years.  By letter dated September 30, 2005, Sellers have delivered to Buyer complete and correct copies of all warning letters, untitled letters, notices of inspectional observations (Form FDA 483s or their equivalent issued by the Texas Department of Health), or similar notices, or other correspondence relating to the Company’s products and its compliance with Legal Requirements from the FDA, the Texas Department of Health and any other Governmental Authority and all of the Company’s responses thereto within the last five years.

(e)                                  Except as set forth in Schedule 3.18(e), no 510(k) applications for the Company’s products have been subjected to reevaluation or suspension of sale by the FDA and no products manufactured, marketed or sold by the Company have been recalled, suspended or subject to a field notification, field correction or safety alert or otherwise discontinued (whether voluntarily or otherwise) and no proceedings have occurred (whether completed or pending) seeking to recall, reclassify, re-label, suspend, or seize any product sold or proposed to be sold by the Company.  To the Knowledge of the Company, there are no facts which are reasonably likely to cause: (A) the recall, suspension, field notification, field correction, reclassification, re-labeling or safety alert of any product sold or intended to be sold by the Company; (B) a change in the marketing classification or a material change in labeling of any such products; or (C) a termination or suspension of marketing of any such products.

(f)                                    All products being manufactured, distributed, or developed by the Company that are subject to the jurisdiction of the FDA, the In Vitro Diagnostics Directive issued by the European Union or the regulations issued by Koseisho are being manufactured, labeled, stored, tested, distributed, and marketed in material compliance with all applicable requirements and implementing regulations thereunder.

(g)                                 Except as set forth in Schedule 3.18(g), there are no non-clinical, pre-clinical or clinical trials or studies being conducted by or on behalf of the Company.  All pre-clinical trials and clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Legal Requirements relating thereto, including the FDC Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812.

(h)                                 Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(i)                                     Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7, (ii) under any similar state Legal Requirement, or (iii) from participation in Medicare, Medicaid or any other state, federal or other governmental health care program in the United States or elsewhere.  No claims, actions, proceedings or investigations that could reasonably be expected to result in such a material debarment or exclusion are pending or threatened against the Company or, to the Knowledge of Company, any of its officers, employees or agents.

(j)                                     Except as disclosed on Schedule 3.18(j), to the Knowledge of the Company there are no investigations, audits, actions or other proceedings pending with respect to a violation by the Company of any Health Care Law or any other legislation or regulation promulgated by any other Governmental Authority that reasonably would be expected to result in administrative, civil, or criminal liability.

(k)                                  The Company and each of its Subsidiaries is in material compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements.

3.19                           Foreign Corrupt Practices and International Trade Sanctions.  Except as disclosed in Schedule 3.19, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has while so acting (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable foreign, federal, or state Legal Requirement, (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Legal Requirements, or (v) participated in or cooperated with, an International Boycott as set forth in Section 999(b)(3) of the Code.

3.20                           Assets Other Than Real Property Interests.  The Company and its Subsidiaries have good and marketable title to all of their respective material properties and assets, in each case free and clear of all Liens, except Permitted Liens.  This Section 3.20 does not relate to the Leased Real Property.

3.21                           Affiliate Transactions.  Except as set forth in Schedule 3.21 or benefits under the terms of any Benefit Plans, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) Key Employee or director of the Company or any of its Subsidiaries, (ii) Sellers or (iii) any Affiliate of any Seller or, to the Knowledge of the Company, any Affiliate of any such Key Employee or director, on the other hand.

3.22                           Finders and Brokers.  No broker, finder or investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, the Company or its Subsidiaries.

3.23                           Occupational Safety and Health.  The Company and its Subsidiaries are and have been since January 1, 2002 (except for any such failures as have been remedied) in material compliance with all Occupational Safety and Health Laws and have all of the material permits required by such Legal Requirements to operate their respective businesses.

3.24                           Supply Arrangements.  To the Knowledge of the Company, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the continued supply of the antibodies, antigens, labels and other active ingredients of the products of the Company.

3.25                           Accounts Receivable.  All accounts receivable of the Company and its Subsidiaries that are reflected on the Interim Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice.  Unless paid prior to the Closing Date, to the Knowledge of the Company, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are believed to be adequate and calculated consistent with past practice).  There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.25 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Financial Statements, which list sets forth the aging of such Accounts Receivable.

3.26                           Inventory.  All inventory of the Company and its Subsidiaries, whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business (it being understood that based on present usage rates, the inventory (including cell lines) of Inhibin Pty Limited may be of a quantity exceeding a one

(1) year supply), except for obsolete items and items of below-standard quality, all of which do not exceed in the aggregate the reserves for inventory set forth on the balance sheet contained in the Interim Financial Statements, or have been written off or written down to net realizable value in the Interim Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market value on a first in, first out basis.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

3.27                           No Additional Representations and Warranties.  Except as provided in this Article 3, neither the Company, any Subsidiary, any of their Affiliates, nor any of the Sellers has made, or is making, any representation or warranty whatsoever to the Buyer;  provided, that none of the representations or warranties of Sellers contained herein and none of the information contained in the Schedules when taken as a whole, contains, or on the Closing Date will contain, any untrue statement of a material fact or omits, or on the Closing Date will omit, to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4):

4.1                                 Organization and Qualification.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, other than where the failure to be in good standing would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), other than where the failure to be qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  Complete and correct copies of Buyer’s certificate of incorporation and bylaws, all as amended to date, have been made available to Sellers.

4.2                                 Authorization.

(a)                                  Buyer has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions so contemplated.

(b)                                 Buyer has duly executed and delivered this Agreement, and this Agreement constitutes the legally valid and binding obligation of Buyer (assuming due authorization, execution and delivery of this Agreement by Sellers), enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

(c)                                  Buyer will duly execute and deliver each Ancillary Agreement at Closing, and upon due execution and delivery by Buyer at Closing, each Ancillary Agreement will constitute the legally valid and binding obligation of Buyer (assuming due authorization, execution and delivery of each Ancillary Agreement by Sellers), enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

4.3                                 Governmental Authorization; Noncontravention.

(a)                                  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby require no consent, approval, authorization, order or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or filings under the antitrust or anti-competition laws of foreign countries, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities Legal Requirements, and (iii) such other items the absence of which do not and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)                                 The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not contravene, conflict with or result in any violation, default (with or without notice or lapse of time, or both) or breach under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Legal Requirement applicable to Buyer or any of its Subsidiaries or by which its or their properties or assets are bound, (iii) any binding Contract, to which Buyer or any of its Subsidiaries is bound or by which any of its or their respective properties or assets is bound, other than such exceptions in the case of clauses (ii) and (iii) as do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.4                                 Absence of Litigation.  No claim, action, proceeding or investigation is pending, or to the knowledge of Buyer, threatened, against Buyer or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body which seeks to delay or prevent the consummation of the transactions contemplated hereby or under the Ancillary Agreements or which would reasonably be likely to materially and adversely affect or restrict Buyer’s ability to consummate the transactions contemplated hereby or under the Ancillary Agreements.

4.5                                 No Buyer Stockholder Approval.  No vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the transactions contemplated hereunder.

4.6                                 Acquisition for Investment.  Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition thereof.  Buyer understands that (a) the Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Shares may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.

4.7                                 Financial Ability.  Buyer has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Cash Purchase Price at Closing.

4.8                                 Brokers’ Fees.  No broker, finder, investment banker or other person is entitled to any brokerage fee, finder’s fee or other commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer.

ARTICLE 5
COVENANTS AND ADDITIONAL AGREEMENTS

5.1                                 Conduct of Business of the Company.  During the period from the date of this Agreement and prior to the earlier of the Closing Date or the Termination Date, except (i) as specifically permitted by this Agreement; (ii) as required by applicable Legal Requirements or the regulations or requirements of any regulatory organization applicable to the Company or (iii) upon the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall cause the Company and its Subsidiaries to carry on their respective businesses in the ordinary course consistent with past practice and use their respective commercially reasonable efforts to preserve intact their present business organizations, lines of business, rights and franchises and preserve their goodwill and business relationships with customers, suppliers, employees, licensors, licensees and others having business dealings with them.  In addition, and without limiting the generality of the foregoing, except (x) as specifically permitted by this Agreement, (y) as required by applicable Legal Requirements, or (z) unless Buyer expressly consents in writing in advance, Sellers shall cause the Company and its Subsidiaries not to:

(i)                                     enter into or modify, amend or terminate or assign any rights or claims under any (A) Material Contract to which the Company or any of its Subsidiaries is a party or by which any such Person or its assets is bound, (B) any Intellectual Property License, (C) any Contract relating to Inhibin or (D) any Contract relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of products or product candidates of the Company or any of its Subsidiaries or products or product candidates licensed by the Company or any of its Subsidiaries, or the Intellectual Property of the Company or any of its Subsidiaries, other than (1) confidentiality agreements entered into in the ordinary course of business consistent with past practice containing customary terms that do not impose any obligations on the Company or any of its Subsidiaries other than those relating to the treatment of confidential information, (2) consulting agreements entered into in the ordinary course of business consistent with past practice that individually have aggregate values of no more than $100,000 and (3) pursuant to any such Contracts currently in place (that have been disclosed in writing to Buyer prior to the date hereof) in accordance with their terms as of the date hereof;

(ii)                                  fail to use reasonable efforts to maintain any of its Company Intellectual Property or fail to take such actions as are reasonable to enforce its material Intellectual Property rights or prosecute or maintain its Company Intellectual Property;

(iii)                               enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction would not prohibit the assignment of such Contract to Buyer or any of its Subsidiaries in connection with or following the sale of the Shares by Sellers to Buyer and the other transactions contemplated by this Agreement;

(iv)                              (A) sell, lease, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien) or (B) authorize the sale, lease, mortgage, encumbrance or other disposition of or subjection to a Lien (other than a Permitted Lien), any properties or assets of the Company or any of its Subsidiaries or any interests therein (including securitizations), other than sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

(v)                                 sell, transfer or out-license to any Person or otherwise extend, amend, modify, abandon, or make part of the public domain any rights to the Company Intellectual Property of the Company or any of its Subsidiaries or disclose any trade secret or know how of the Company or any of its Subsidiaries, other than pursuant to (A) confidentiality agreements entered into in the ordinary course of business consistent with past practice containing customary terms that do not impose any obligations on the Company or its Subsidiaries other than those relating to the treatment of confidential information and (B) any such Contracts currently in place (that have been disclosed in writing to Buyer prior to the date hereof) in accordance with their terms as of the date of this Agreement;

(vi)                              amend, change or propose to amend or change its certificate of incorporation, bylaws or equivalent organizational documents;

(vii)                           (A) split, combine, subdivide or reclassify any shares of its capital stock or other Equity Interests or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests; (B) or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, provided, however, the Company shall be permitted to distribute to its shareholders cash, cash equivalents and marketable securities in accordance with Section 2.2(c) without the consent of Buyer or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries or any rights, options or warrants to acquire any such securities, except for (1) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (2) redemptions, purchases or other acquisitions of Equity Interests under the terms of any Benefit Plan or Contract existing on the date of this Agreement between the Company or any of its Subsidiaries and any director, officer, employee or consultant of the Company or any of its Subsidiaries;

(viii)                        issue, deliver, sell, pledge, encumber, subject to any Lien or otherwise grant or dispose of, or authorize the issuance, delivery, sale, pledge, encumbrance subjection to any Lien or grant or disposition of, any (A) shares of its capital stock of any class, other Equity Interests or voting securities of the Company or any of its Subsidiaries, (B) any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock, other Equity Interests or voting securities or (C) any phantom stock, phantom stock rights, stock based performance units or other securities that derive their value by reference to such capital stock, other Equity Interests or voting securities;

(ix)                                merge or consolidate with any Person, or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

(x)            (A) increase benefits under any Benefit Plan, (B) increase funding under any Benefit Plan, except as required by applicable Legal Requirements, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (D) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any Key Employee (other than as required by applicable Legal Requirements or pursuant to Contracts or Benefit Plans in effect as of the date hereof, in each case as disclosed in Schedule 5.1(x)(D)), (E) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any employee other than a Key Employee, except increases in the ordinary course of business consistent with past practice that are not generally made to a group of employees in an across-the-board manner and except for increases that are required by Legal Requirements or pursuant to Contracts or Benefit Plans in effect as of the date hereof that have been disclosed to Buyer, (F) pay any bonus of any kind or amount whatsoever to, any current or former director, officer or employee of the Company or any of its Subsidiaries, except for any bonus required by any Benefit Plan or pursuant to any Contract in effect as of the date hereof, in each case as disclosed in Schedule 5.1(x)(F), (G) pay any benefit or amount not required under any Benefit Plan as in effect on the date of this Agreement, (H) except as set forth on Schedule 5.1(x)(H), grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice (including size, timing and scope), (I) remove any restrictions in any Benefit Plan or agreements or awards made thereunder, (J) take any action to secure, accelerate or accelerate the vesting of the payment after the Closing Date of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (K) fail to take such action as would be reasonable under the circumstances to enforce any rights of the Company or any of its Subsidiaries under any employment agreement, severance agreement, noncompete agreement, nonsolicitation agreement, covenant not to disclose confidential information or other similar agreement with respect to any current or former employee or independent contractor of the Company or any of its Subsidiaries in effect as of the date of this Agreement or (L) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(xi)                                directly or indirectly acquire, make any investment in, or make any capital contributions to, any Person or division, business or equity interest of any Person (other than in or to a directly or indirectly wholly-owned Subsidiary of the Company);

(xii)                             (A) repurchase, incur, issue or modify any Indebtedness, (B) make any loans or advances to any Person or (C) cancel any Indebtedness owed to the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice and, except, in the case of (A) and (B), (1) with respect to a direct or indirect wholly-owned Subsidiary of the Company, (2) amounts that do not exceed $100,000 in the aggregate and (3) loans, advances or short-term Indebtedness made or incurred in connection with the purchase of raw materials, equipment and supplies in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practices;

(xiii)         pay, pre-pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 in the aggregate, other than (A) the payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities, or obligations disclosed, reflected or reserved against in the Interim Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) pursuant to existing Contracts or any additional Contracts permitted by this Section 5.1, and (C) in connection with, or as otherwise provided or contemplated by, this Agreement or any of the transactions expressly contemplated hereby;

(xiv)                         settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of this Agreement), and other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books therefor, or for any litigation for which the Company has not yet reserved in an amount therefor that does not exceed $100,000;

(xv)                            waive, release or assign any claims or rights of substantial value;

(xvi)                         waive any benefits of, fail to enforce, or agree to modify in any respect, or consent to any matter with respect to which consent is required (A) under any standstill or similar agreements prohibiting a third party from purchasing Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or (B) any material confidentiality or similar agreements to which the Company or any of its Subsidiaries is a party, other than in the ordinary course of business consistent with past practice;

(xvii)                      make or change any material income Tax election outside the ordinary course of business consistent with past practice, amend any material income Tax election, settle any material Tax liability, change any annual Tax accounting period, change any method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xviii)                   except as may be required as a result of a change in applicable Legal Requirements, (A) change any of the accounting methods, practices or principles used by it, (B) write up, write down or write off the book value of any of its assets or (C) vary its inventory practices in any material respect from its past practices;

(xix)                           (A) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (C) vary the Company’s or any of its Subsidiaries’ practice with respect to the purchase of supplies and raw materials in any material respect from the Company’s or any of its Subsidiaries’ past practices;

(xx)                              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxi)                           make any new capital expenditure or expenditures (including leases and in-licenses), or enter into any Contract(s) providing for capital expenditures which, in the aggregate, are in excess of One Hundred Thousand Dollars ($100,000);

(xxii)                        take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any Person (other than Buyer or any Subsidiary of Buyer) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xxiii)                     except for the payment of rent on the Company’s headquarter facility, enter into any transaction with, or make any payment to, any Affiliate of the Company or any director, officer, or beneficial owner of more than 5% of voting securities of the Company or any of its Subsidiaries, or any of their family members or Affiliates, other than (A) a wholly owned Subsidiary of the Company, (B) compensation for services permitted by the other provisions of this Section 5.1 and (C) to Key Employees, employees or directors in accordance with the terms of any Contract or compensation arrangement or Benefit Plan in effect on the date of this Agreement which was entered into in the ordinary course of business consistent with past practice and in accordance with Section 5.1(x);

(xxiv)                    change (including by way of amendment, modification, or failure to renew) any insurance coverage in any material respect;

(xxv)                       enter into, modify, amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (i) adversely affect the Company or any of its Subsidiaries in any material respect, (ii) impair the ability of Sellers to perform their obligations under this Agreement or the Ancillary Agreements in any material respect, (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iv) limit or restrict Buyer or any of its successors and assigns from engaging or competing in any line of business or in any geographic area;

(xxvi)                    enter into any Contract which shall not terminate or be subject to termination for convenience, in each case, without cost, by the Company or any Subsidiary of the Company upon notice of 90 days or less;

(xxvii)      enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or compliance by Sellers with the provisions of this Agreement or the Ancillary Agreements would reasonably be expected to (i) conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, such Contract,

(ii) give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under such Contract, or (iii) result in the creation of any Lien in or upon any of the properties or other assets of the Company or any Subsidiary of the Company under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of, such Contract;

(xxviii)              enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(xxix)                      take any action that is intended to result in any of the conditions set forth in Article 6 not being satisfied; or

(xxx)                         authorize any of, or commit or agree to take any of, the foregoing actions.

5.2                                 Access to Information.  Throughout the period prior to the earlier of the Closing Date or the Termination Date, Sellers shall cause the Company and each of its Subsidiaries to afford to Buyer, its officers, employees, counsel, financial advisors and other representatives, prompt, reasonable access during normal business hours (subject to reasonable notice and coordination) to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records as may be reasonably requested in connection with the sale of the Shares from Sellers to Buyer and the consummation of the other transactions contemplated hereby, and, during such period, Sellers shall cause the Company and each of its Subsidiaries to furnish as promptly as practicable to Buyer such information concerning the Company and its Subsidiaries’ businesses, properties, financial condition and the books and records relevant thereto or reflecting such condition, operations and personnel (including, if legally permitted, personnel records) as Buyer may from time to time reasonably request.  Buyer will use reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from the requests for access, data and information hereunder.

Sellers will consult with Buyer regarding the business of the Company in a prompt manner and on a regular basis.  Sellers shall notify Buyer of, and keep Buyer informed of all material information regarding the Company’s business.

No investigation by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall affect the representations or warranties of Sellers contained in this Agreement.  Buyer will hold any information provided under this Section 5.2 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, provided that Buyer and Sellers, on behalf of the Company, may disclose such information as may be necessary in connection with seeking any necessary consent, approval, authorization, qualification, or order of, or any exemption by, or the making of any material declaration, filing or registration with, any Governmental Authority that is required to be obtained or made by such party or any of its Subsidiaries in connection with the sale of the Shares from Sellers to Buyer and the consummation of the other transactions contemplated hereby.

5.3                                 Notification.  Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if any Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Sellers will promptly notify Buyer of the occurrence of any breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Sections 6.1 or 6.2 impossible or unlikely.

5.4                                 No Solicitation.

(a)                                  From the date of this Agreement until the earlier of the Closing Date or the Termination Date, no Seller will, and Sellers will cause the Company and its Subsidiaries and Affiliates and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Representatives”) of the Company or any of its Subsidiaries or Affiliates not to, directly or indirectly:

(i)                                     solicit, initiate or encourage or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  participate or engage in any discussions or negotiations regarding an Acquisition Proposal or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal;

(iii)                               enter into any letter of intent, agreement in principle, acquisition agreement, understanding or similar agreement contemplating or relating to an Acquisition Proposal; or

(iv)                              approve, endorse or recommend any Acquisition Proposal.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company, its Subsidiaries or its or their Affiliates, whether or not such Person is purporting to act on behalf of Sellers, the Company or its Subsidiaries or otherwise, shall be a breach of this Section 5.4 by Sellers.

(b)                                 As promptly as practicable, and in any event within twenty–four hours, after receipt of any inquiry, any request for information, or the making of any proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, Sellers shall provide Buyer with oral and written notice of the material terms and conditions of such inquiry, request, proposal or offer and the identity of the Person or group making any such inquiry, request, proposal or offer, a copy of all written materials provided in connection with such inquiry, request, proposal or offer and a written summary of any such inquiry, request, proposal or offer, if it is not in writing.  After receipt of the inquiry, request, proposal or offer, Sellers shall continue to provide Buyer prompt oral and written notice setting forth all such information as is reasonably necessary to keep Buyer informed in all material respects of the status and details

(including material amendments or proposed material amendments) of any such inquiry, request, proposal or offer and shall promptly provide to Buyer a copy of all written materials subsequently provided in connection with such inquiry, request, proposal or offer and a summary of all oral proposals, requests or inquiries.

5.5                                 Commercially Reasonable Efforts; Consents.

(a)                                  Subject to the terms and conditions of this Agreement, Sellers shall cause the Company and each of its Subsidiaries to, and Buyer shall, and shall cause each of its Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Buyer, on the one hand, and Sellers, on the other hand, in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Shares from Sellers to Buyer and the other transactions contemplated by this Agreement and the Ancillary Agreements, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which is required to be obtained by the Company, Buyer or any of their respective Subsidiaries in connection with the sale of the Shares from Sellers to Buyer and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act and any foreign counterpart thereto, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)                                 Without limiting Section 5.5(a), to the extent not previously filed, Buyer and the Sellers’ Representative shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, and in any applicable foreign jurisdiction with the appropriate Governmental Authority, the notification and report form required under the HSR Act or any other filing required under the antitrust or competition Legal Requirements of such foreign jurisdiction with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event within ten (10) days after the date of this Agreement.  Each such filing will be in compliance with the governing Legal Requirements.  Nothing in this Agreement shall be deemed to require Buyer to agree to, or proffer to, divest or hold separate any assets or other portion of any business of Buyer, the Company or any of their respective Subsidiaries.  The filing fees required to be paid in connection with the filing under the HSR Act shall be borne by Buyer.

(c)                                  From the date of this Agreement until the Closing Date, Sellers and Buyer shall promptly notify the other in writing of any pending or threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the sale of the Shares from Sellers to Buyer or the consummation of the other transactions contemplated hereby or (ii) seeking to restrain or prohibit the sale of the Shares from Sellers to Buyer or the consummation of the other transactions contemplated hereby or otherwise limit the right of Buyer or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

(d)                                 Subject to applicable Legal Requirements, between the date of this Agreement and the Closing Date, if requested by Buyer, Sellers will consult and cooperate on matters relating to the integration of Buyer’s and the Company’s respective businesses and personnel following the Closing Date and will periodically meet to discuss and review such matters with Buyer.

5.6                                 Employee Benefits.

(a)                                  As of the date determined by Buyer and subject to the terms of each applicable plan, Buyer shall provide each employee of the Company or any if its Subsidiaries (the “Continuing Employees”) with medical, dental and similar health, welfare and defined contribution retirement benefits that are in the aggregate substantially comparable to those provided to similarly situated employees of Buyer and its Subsidiaries, provided that nothing herein shall be construed to (i) obligate Buyer to provide the benefits described in this paragraph for any period beyond the Closing Date, or (ii) mean that Buyer cannot amend or terminate any of its benefit plans or programs.  Nothing in this subsection (a) shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any Employee in effect immediately prior to the Closing Date.

(b)                                 If requested by Buyer at least one day prior to the Closing Date, Sellers shall cause the Company to terminate any and all Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the last Business Day immediately preceding the Closing Date.  In the event that Buyer requests that such 401(k) plan(s) be terminated, Sellers shall provide Buyer with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Closing Date.

(c)                                  With respect to any benefit plan of Buyer in which Continuing Employees participate pursuant to Section 5.6(a) subsequent to the Closing Date, Buyer shall (i) waive all limitations as to pre-existing condition exclusions applicable to such Continuing Employees to the same extent such exclusions would have been waived or would otherwise not be excluded under the corresponding Benefit Plans in which such Continuing Employees were participating immediately prior to the Closing Date, and (ii) recognize all service of the Continuing Employees with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting under any employee benefit plan, severance policy, vacation, sick, holiday or other paid leave policy of Buyer in which such Continuing Employees may be eligible to participate after the Closing Date, (other than any defined benefit pension plan or nonqualified deferred compensation plan) in each case, to the same extent taken into account under the corresponding plan or policy in which such Continuing Employees participated immediately prior to the Closing Date, provided that this provision shall not be construed in any way that would result in a duplication of benefits.

(d)                                 Nothing in this Agreement shall confer upon any Person any right to continued employment with Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment or services of any Person at any time following the Closing Date, with or without cause.  Nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries) any rights or remedies under or by reason of this Agreement.

(e)                                  It is Buyer’s intent to continue to employ all employees of the Company on substantially the same terms on which they are currently employed; provided that

Buyer’s expressed intention as set forth in this Section 5.6(e) shall not constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of Buyer or the Company to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment.  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the employees of the Company after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

5.7                                 Control of the Company’s Business.  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date.

5.8                                 Public Statement and Press Releases.  Each of Buyer, on the one hand, and Sellers, on the other hand, agrees that it shall not, without the prior written consent of the other Party, make any press release or other public statement concerning this Agreement or the transactions contemplated hereby; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases and on the employee communication regarding the execution of this Agreement and the transactions contemplated hereby, (ii) Sellers shall cooperate with Buyer with respect to employee communications and provide Buyer the reasonable opportunity to provide reasonable comments on all employee communications and to make its own communications to the Company’s employees regarding the transactions contemplated hereby and the integration of Buyer’s and the Company’s businesses, (iii) nothing in this Section 5.8 shall be deemed to prohibit any Party from making any disclosure which is consistent in all material respects with the press releases and employee communications issued by either Party pursuant to clause (i) or (ii), (iv) nothing in this Section 5.8 shall be deemed to prohibit Buyer from making any disclosure that its counsel deems required in order to fulfill Buyer’s disclosure obligations imposed by Legal Requirements, legal process or the rules of any national securities exchange or automated quotation system upon which Buyer’s common stock is traded; provided further, that Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by either Buyer or any Seller (including on behalf of the Company) and do not reveal non-public information regarding Sellers or the Company.

5.9                                 Tax Matters.

(a)                                  Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall, subject to Seller’s indemnification obligations set forth herein, pay or cause to be paid any Taxes due in respect of such Returns, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income).  Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer.  Seller shall be paid all refunds of Taxes for periods (or portions thereof) ending on or prior to the Closing Date.

(b)                                 Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiaries of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Closing Balance Sheet).  For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 7.2(b).

(c)                                  Cooperation on Tax Matters.  Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Company and its Subsidiaries relating to any period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to Buyer, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer, on the one hand, and Sellers, on the other hand, as the case may be, shall allow the other Party to take possession of such books and records at such other Party’s expense.  Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(d)                                 Contest Provisions.  If, subsequent to the Closing, any of Buyer, the Company or its Subsidiaries receives notice of a Tax Contest with respect to any Tax Return of the Company or any of its Subsidiaries for a Tax period or portion thereof ending on or before the Closing Date (a “Pre-Closing Return”), then within thirty (30) days after receipt of such notice, Buyer shall notify the Sellers’ Representative of such notice.  Sellers shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes of the Company for a Tax period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”), then Sellers shall afford Buyer the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have an impact on Taxes of the Company in any Post-Closing Tax Period.  If Sellers shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Buyer shall have the right to control the conduct and resolution of such Tax Contest; provided that Buyer shall keep the Sellers’ Representative informed of all developments on a timely basis and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Seller Indemnifying Parties’ indemnification obligations under this Agreement without receiving the Sellers’ Representative’s prior written consent, which shall not be unreasonably withheld.  Each Party shall bear its own costs for participating in such Tax Contest.  “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

(e)                                  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)                                    Characterization of Payments. Any payments made to any Seller Indemnified Party or any Buyer Indemnified Party pursuant to Section 7.2 shall constitute an adjustment of the consideration paid for the Company Common Stock for Tax purposes and shall be treated as such by the Seller Indemnified Parties or the Buyer Indemnified Parties on their Tax Returns to the extent permitted by law.

(g)                                 Carrybacks.  The Parties agree and acknowledge that any net operating losses or similar Tax attribute of the Company and its Subsidiaries is an asset of the Company and its Subsidiaries that (subject to any applicable limitations imposed by law) is being acquired by Buyer pursuant to this Agreement, and that Sellers shall not cause the Company and its Subsidiaries to carryback any such Tax attributes to prior years of the Company and its Subsidiaries or otherwise act so as to limit the ability of Buyer to use such attributes subsequent to the Closing unless required to do so by applicable tax law, other than any such net operating losses or similar Tax attributes attributable to the Company paying bonuses to Employees on or before the Closing (“Permissible Carrybacks”).  Any refund of Tax resulting from such Permissible Carrybacks shall be paid to Sellers if and when Buyer receives such actual cash Tax refund.

ARTICLE 6
CLOSING CONDITIONS

6.1                                 Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each Party to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a)                                  No Order.  No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits the sale of the Shares by Sellers to Buyer or any other transactions contemplated in this Agreement.

(b)                                 HSR Act.  All applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Legal Requirements of any other applicable jurisdiction shall have expired or been terminated.

6.2                                 Additional Conditions to Obligations of Buyer.  The obligations of Buyer to purchase the Shares and effect the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a)                                  Share Certificates.  Sellers shall deliver to Buyer certificates representing 100% of the Shares, free and clear of any and all Liens and duly endorsed for transfer or accompanied by separate forms of stock assignments duly executed for transfer.

(b)                                 Receipt.  Sellers shall deliver to Buyer a receipt for the Cash Purchase Price less the Escrow Amount.

(c)                                  Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality or by Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties of the Company which are not qualified by materiality or by Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  Buyer shall have received a certificate signed by Sellers to that effect.

(d)                                 Agreements and Covenants.  Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Buyer shall have received a certificate signed by Sellers to that effect.

(e)                                  Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(f)                                    Governmental Proceedings.  No action or claim shall be pending or threatened before any court or quasi–judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, (iii) affect adversely or materially limit the rights or powers of Buyer to own, operate or control the Company or (iv) otherwise have or reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(g)                                 Consents.  Buyer shall have received, each in form and substance reasonably satisfactory to Buyer, (i) all consents, approvals and authorizations listed in Schedules 3.5(a) and 3.5(b) and (ii) all consents, approvals and authorizations of any Governmental Authority required to consummate the transactions contemplated hereby, in each case, without (A) the imposition of material adverse conditions, or (B) the requirement of expenditure of a material amount money by Buyer or the Company to a third party in exchange for any such consent or approval.

(h)                                 No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or other voting, equity or ownership interest in, the Company or any of its Subsidiaries or (b) is entitled to any portion of the Purchase Price.

(i)                                     Escrow Agreement.  Sellers shall have executed and delivered to Buyer a counterpart of an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), which Escrow Agreement shall have been duly executed by the Escrow Agent.

(j)                                     Resignation of Directors and Officers.  Buyer shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries effective as of the Closing Date in their capacity as such.

(k)                                  Certificate of Incorporation.  Buyer shall have received a certified copy of the certificate of incorporation of the Company issued by the Secretary of State of the State of Texas.

(l)                                     Certificate of Good Standing.  Buyer shall have received a long–form certificate of good standing with respect to the Company from the Secretary of State of the State of Texas and a certificate of good standing from the Secretary of State or its equivalent of each U.S. and foreign jurisdiction where the Company is qualified to operate as a foreign corporation or its equivalent, each dated as of a recent date and in event not more than one month prior to the Closing Date.  Each Subsidiary of the Company shall have received and Sellers shall have delivered to Buyer similar certifications from each jurisdiction where it is qualified to do business.

(m)                               Form W-9.  Each Seller shall have delivered to Buyer a properly completed and duly executed IRS Form W-9 (or suitable substitute form) establishing an exemption from backup withholding.

(n)                                 Non–Competition Agreements.  Each Seller shall have executed and delivered to Buyer a Non–Competition Agreement in the respective forms attached hereto as Exhibits B-1,  B-2 and B-3 (the “Non-Competition Agreements”).

(o)                                 401(k) Plans.  Buyer shall have received, in substance and form reasonably satisfactory to Buyer, evidence that any Benefit Plan that is a 401(k) plan has been terminated effective prior to the Closing pursuant to Section 5.6(b).

(p)                                 License Agreement.  The Company shall have received the consent of each of Monash University, Prince Henry’s Institute of Medical Research and St. Vincent Institute of Medical Research to the July 19, 2005 amendment to that certain Inhibin Exploitation Agreement, dated as of October 25, 2001, by and between Inhibin Pty Ltd and Oxford Brookes University, pursuant to Article 3 of such amendment, in form and substance reasonably acceptable to Buyer.

(q)                                 Payoff Letters.  Buyer shall have received the payoff demand letters referred to in Section 2.2(a) from the Holders of Indebtedness of the Company, and upon payments of the amounts set forth therein, all such Indebtedness shall be extinguished.

(r)                                    Lease.  Buyer shall have entered into a lease with the owner thereof for an initial term of five (5) years, with an option for the Buyer to extend the term for an additional two (2) years, for the Company’s facilities in Webster, Texas, on terms satisfactory to Buyer.

(s)                                  Spousal Consent.  Each Seller shall cause his or her spouse to execute and deliver to Buyer a spousal consent in the form attached hereto as Exhibit C.

(t)                                    Other Documents.  Sellers shall have delivered to Buyer such other documents as Buyer may reasonably request to evidence compliance with the conditions to this Agreement or which may otherwise be necessary to effect the transactions contemplated by this Agreement.

(u)                                 Allocation of Purchase Price.  Buyer and Sellers shall have agreed to the allocation of the Purchase Price between the Shares and the Non-Competition Agreement.

6.3                                 Additional Conditions to Obligations of Sellers.  The obligation of Sellers to sell the Shares and effect the other transactions contemplated in this Agreement is also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement that are qualified by materiality or by Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and all representations and warranties of Buyer which are not qualified by materiality or by Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  Sellers shall have received a certificate of an executive officer of Buyer to that effect.

(b)                                 Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Sellers shall have received a certificate of an executive officer of Buyer to that effect.

(c)                                  Escrow Agreement.  Buyer shall have executed and delivered to Sellers a counterpart of the Escrow Agreement, which Escrow Agreement shall have been duly executed by the Escrow Agent.

(d)                                 Other Documents.  Buyer shall have delivered to Sellers such other documents as Sellers may reasonably request to evidence compliance with the conditions to this Agreement or which may otherwise be necessary to effect the transactions contemplated by this Agreement.

(e)                                  Material Adverse Effect  Since the date of the Agreement, there shall not have occurred any Buyer Material Adverse Effect.

(f)                                    Governmental Proceedings.  No action or claim shall be pending or threatened before any court or quasi–judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, or (iii) otherwise have or reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(g)                                 Lease.  Buyer shall have entered into a lease with the owner thereof for an initial term of five (5) years, with an option for the Buyer to extend the term for an additional two (2) years, for the Company’s facilities in Webster, Texas, on terms satisfactory to Savjani.

(h)                                 Allocation of Purchase Price.  Buyer and Sellers shall have agreed to the allocation of the Purchase Price between the Shares and the Non-Competition Agreement.

ARTICLE 7
SURVIVAL; INDEMNIFICATION

7.1                                 Survival of Representations, Warranties, Covenants and Agreements.

(a)                                  Each Party shall be entitled to rely upon the representations and warranties contained in this Agreement and other documents delivered in connection with the transactions contemplated hereby without regard to such Party’s investigation, lack of investigation, knowledge, lack of knowledge or otherwise, and except as set forth in Section 7.1(b) of this Agreement, the representations, warranties, covenants and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of their Representatives whether prior to or after the execution of this Agreement.

(b)                                 The representations and warranties made by Sellers and Buyer in this Agreement, or in any Exhibit, Schedule or certificate delivered by Sellers or Buyer pursuant hereto, shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) eighteen (18) months after the Closing Date; provided, however, that the representations and warranties of Sellers contained in Sections 3.2, 3.3, 3.11, 3.13, and 3.15, (or in any Exhibit, Schedule or certificate related thereto) shall survive until ninety (90) calendar days after the expiration of the applicable period of limitations (giving effect to any waivers or extensions thereof).  The covenants and other agreements of the Parties contained herein shall survive the Agreement indefinitely subject to their respective terms.  The termination of the representations and warranties provided herein shall not affect Buyer or Sellers in respect of any claim made in reasonable detail in a writing received by Sellers or Buyer, respectively, prior to the expiration of the applicable survival period provided herein.

7.2                                 Indemnification.

(a)                                  By Sellers.  Sellers (in such capacity, each a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify, save and hold harmless Buyer and its Affiliates and Representatives, and each of their successors and permitted assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses (including lost profits), demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, Taxes, fees, penalties, interest obligations, deficiencies and expenses (including amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or preparation for litigation as incurred) (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(i)                                     any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by Sellers in this Agreement or any Exhibit, Schedule, certificate or agreement delivered by Sellers pursuant hereto;

(ii)                                  any breach of any covenant or agreement made, or to be performed, by Sellers in this Agreement or any Exhibit, Schedule, certificate or agreement delivered by Sellers pursuant hereto;

(iii)                               any lawsuit or claim brought against Sellers, the Company or any Subsidiary of the Company related to actions taken by Sellers, the Company or such Subsidiary of the Company (including by way of example only any products sold or services performed by the Company or any of its Subsidiaries) or the basis of which arose prior to the Closing (including any Damages suffered through and after the applicable survival period);

(iv)                              the fees and expenses of all accountants, brokers, financial advisors and legal counsel retained by Sellers in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by Sellers;

(v)                                 subject to the Company’s existing policy on returns and warranties, any product shipped or manufactured by, or any services provided by, the Company or any of its Subsidiaries on or prior to the Closing Date; and

(vi)                              (A) any Benefit Plan or any other “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to by the Company, any Subsidiary of the Company or any ERISA Affiliate and (B) any claim made with respect to employment or termination of employment, including failure to employ, prior to or on the Closing Date with the Company or any of its Subsidiaries, including, without limitation, any claim with respect to, relating to, arising out of or in connection with discrimination by the Company or wrongful discharge (including constructive discharge).

(b)                                 Tax Indemnification.  Subsequent to the Closing, the Seller Indemnifying Parties shall indemnify, save and hold Buyer harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of any of the Company and the Subsidiaries of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet (rather than in any notes thereto), and (ii) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(c)                                  By Buyer.  Buyer (in such capacity, the “Buyer Indemnifying Party”) shall indemnify, save and hold harmless Sellers and their successors and permitted assigns, (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages, incurred in connection with, arising out of, resulting from or incident to:

(i)                                     any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by Buyer in this Agreement or any Exhibit, Schedule, certificate or agreement delivered by Buyer pursuant hereto; and

(ii)                                  any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement or any Exhibit, Schedule, certificate or agreement delivered by Buyer pursuant hereto.

(d)                                 Limitations.

(i)            Threshold.  Notwithstanding anything to the contrary contained herein, (i) in seeking indemnification for Damages under Section 7.2(a)(i), no Buyer Indemnified Party will make a claim for Damages unless and until the Damages of all Buyer Indemnified Parties aggregate at least One Million Dollars ($1,000,000) (the “Threshold”) at which time the Indemnified Parties shall be entitled to indemnification for only the aggregate amount of such damages in excess of $1,000,000, and (ii) in seeking indemnification for Damages under

Section 7.2(c)(i), no Seller Indemnified Party will make a claim for Damages unless and until the Damages of all Seller Indemnified Parties aggregate at least the Threshold; provided, however, that the Threshold will not apply to any claim for indemnification made by any Indemnified Party that results from: (A) fraud or willful breach hereof or (B) any Seller’s breach of the representations or warranties set forth in Sections 3.2, 3.3, and 3.11.

(ii)                                  Cap.  No payment by any Indemnifying Party for Damages under Sections 7.2(a)(i) or 7.2(c)(i) shall be payable to any Indemnified Parties to the extent the aggregated claims for Damages of such Indemnified Parties exceeds in the case of claims against the Buyer Indemnifying Party or any Seller Indemnifying Party, an amount equal to Ten Million Dollars ($10,000,000).  The limitations of the indemnity obligations of the Indemnifying Parties set forth in this Section 7.2(d)(ii) shall not apply to any claim for indemnification made by any Indemnified Party that results from fraud or willful breach hereof or pursuant to Section 3.11 hereof.

(iii)                               In no event will any Indemnified Party be entitled to first make any claim for indemnity with respect to a particular matter following the expiration of the survival period applicable thereto as described in Section 7.1(b); provided, however, that neither (A) the termination of the representations, warranties, covenants or agreements contained herein, nor (B) the expiration of the indemnification obligations described above, will affect the rights of an Indemnified Party in respect of any claim made by such Indemnified Party prior to the expiration of the applicable survival period provided herein.

(e)                                  Interpretation.

(i)                                     The term “Damages” as used in this Section 7.2 is not limited to matters asserted by third parties against an Indemnified Party, but includes Damages incurred or sustained by the Indemnified Party in the absence of third party claims.  The indemnification provisions hereof shall be in addition to any other remedy available to any Indemnified Party.

(ii)                                  For purposes of this Section 7.2, the representations, warranties, covenants or agreements of a Party contained in this Agreement or any Exhibit, Schedule, certificate or agreement delivered by such Party pursuant hereto shall be deemed not to be qualified by any limitation as to materiality or to whether or not any such breach results or may result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, and Damages incurred or suffered arising out of any such misrepresentation or breach shall be determined without deduction on account of any materiality or Company Material Adverse Effect or a Buyer Material Adverse Effect qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

(iii)                               The amount of any Damages for which indemnification is provided under this Agreement (i) shall be net of any amounts actually recovered or received by the Indemnified Party or its Affiliates with respect to such Damages under insurance policies maintained by the Seller or, prior to the Closing, by the Company or its Subsidiaries, in each case with third party providers, net of reasonable out of pocket expenses actually incurred by the Indemnified Party in obtaining such recovery or proceeds and (ii) shall be net of any liability reflected on the Closing Balance Sheet specifically with respect to such matter and which has resulted in a downward adjustment to the Cash Purchase Price pursuant to Section 2.3.  Buyer will (and will cause the Company to) use its commercially reasonably efforts to seek recovery under the insurance policies referenced in the foregoing sentence; provided, however, that the Indemnified Party shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Damages therefor, and the Parties hereto agree, without limiting any other rights any Seller Indemnifying Party may have against Buyer, not to delay in any manner the payment to Buyer or any Buyer Indemnified Party of such indemnification based on Buyer’s non-fulfillment of the foregoing obligation at the time any such claim is made.  To the extent that any such insurance payment is actually recognized or realized in a period other than the period in which the related indemnification payment is sought or made pursuant to this Agreement, such payment shall not be taken into account in computing such payment hereunder; instead the Indemnified Party will pay over to the Escrow Agent (to the extent that (a) amounts have been paid to Buyer out of the Escrow Amount and (b) it is prior to the expiration of the escrow in accordance with the Escrow Agreement) or to the Indemnifying Party (in any other circumstance) the amounts of such insurance payments as and when they are actually recognized or realized.  If permitted under the terms of the applicable insurance policies, in lieu of the foregoing, the Indemnified Party may subrogate or assign its rights to recover under such insurance policies to the Sellers’ Representative (on behalf of the Sellers) or its designee.

(iv)                              Any indemnity payment under this Agreement shall be treated, to the extent permitted by law, as an adjustment to the Cash Purchase Price for all purposes.

7.3                                 Procedure for Claims between Parties.

(a)                                  If a claim for Damages is to be made by a Buyer Indemnified Party entitled to indemnification hereunder, Buyer shall give written notice (a “Notice”) to the Sellers’ Representative and, if applicable, the Escrow Agent as soon as practicable after such Buyer Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification by a Buyer Indemnified Party may be sought under this Article 7.  If a claim for Damages is to be made by a Seller Indemnified Party entitled to indemnification hereunder, the Sellers’ Representative shall give such Notice to Buyer as soon as practicable after such Seller Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification by a Seller Indemnified Party may be sought under this Article 7.  In each case, the Notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.  Any failure to submit a Notice of claim to the Sellers’ Representative or Buyer, as applicable, shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure.

(b)                                 Upon receipt by the Escrow Agent of a Notice from a Buyer Indemnified Party, the Escrow Agent shall, subject to the provisions of Section 7.3(d), release to Buyer, as promptly as practicable, a portion of the Escrow Fund equal to the amount of Damages specified in such Notice.

(c)                                  Sellers shall be deemed to have accepted the Notice and to have agreed to pay the Damages at issue if the Sellers’ Representative does not send a notice of disagreement to Buyer within twenty (20) calendar days after receiving the Notice pursuant to Section 7.3(a).  If the Sellers’ Representative does not object in writing within the 20-day period after delivery by a Buyer Indemnified Party of the Notice, such failure to so object shall be an irrevocable acknowledgment by Sellers that the Buyer Indemnified Party is entitled to the full amount of the claim for Damages set forth in such Notice.

(d)                                 For a period of twenty (20) days after receipt of a Notice from a Buyer Indemnified Party, the Escrow Agent shall make no release to Buyer of any Escrow Amount pursuant to Section 7.3(b) (other than the amount of any Damages agreed to by the Sellers’ Representative as provided below) unless the Escrow Agent shall have received written authorization from the Sellers’ Representative to make such release.  After the expiration of such twenty (20) day period, the Escrow Agent shall release a portion of the Escrow Fund equal to the amount of Damages claimed in the Notice; provided that no such payment may be made if the Sellers’ Representative shall object in a written statement to the claim made in the Notice (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such twenty (20) day period.  The Sellers’ Representative shall, however, authorize the Escrow Agent to release a portion of the Escrow Fund equal to the amount of Damages claimed in any Notice to the extent the Sellers’ Representative does not dispute the amount of such Damages.

(e)                                  Except for actions grounded in fraud, willful misconduct or deceit, the indemnification rights provided by this Article 7 shall be the sole and exclusive remedy to the Indemnified Party for breaches of this Agreement and for other matters pertaining to this Agreement and the transactions contemplated hereby.

7.4                                 Defense of Third Party Claims.  Except as otherwise provided in Section 5.9(d) with respect to Tax Contests:

(a)                                  If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each a “Third Party Claim”) for which indemnification under this Article 7 may be sought, Notice thereof shall be given by the Sellers’ Representative to Buyer or by Buyer to the Sellers’ Representative, as applicable, as promptly as practicable, but in any event within 90 days.  The Notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)                                 After such Notice, if the recipient of the Notice acknowledges in writing to the sender that the applicable Indemnifying Parties are liable and have indemnity obligations for any Damages resulting from any such Third Party Claim, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, unless the Indemnified Party and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing.  The Parties shall cooperate with each other in any notifications to insurers.

(c)                                  If the Indemnifying Party fails to notify the Indemnified Party within ten (10) calendar days after receipt of the Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.4, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.4 but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties.  The Indemnified Party shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified

Party at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party, and the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Parties shall be liable for any settlement of any Third Party Claim effected pursuant to and in accordance with this Section 7.4 and for any final judgment (subject to any right of appeal), and each Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

(d)                                 In the event Sellers have consented to any settlement pursuant to this Section 7.4 and the applicable Buyer Indemnified Party has elected to be paid such amount (or a portion thereof) out of the Escrow Amount, the Sellers’ Representative shall promptly deliver a notice to the Escrow Agent specifying the monetary amount such Buyer Indemnified Party has elected to paid out of the Escrow Amount and instruct the Escrow Agent to pay such amount out of the Escrow Fund to such Buyer Indemnified Party.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing (any such date, the “Termination Date”):

(a)                                  by mutual written consent of Buyer and the Sellers’ Representative;

(b)                                 by written notice of either Buyer or the Sellers’ Representative, if the Closing shall not have occurred by February 1, 2006; provided, however, that such date may be extended by Buyer or the Sellers’ Representative (by providing written notice thereof to the other party within five Business Days prior to and including up to and including May 1, 2006, in the event all conditions to effect the transactions contemplated hereby other than those set forth in Section 6.1(a) or Section 6.2(f) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to such date (the later of the foregoing dates, as they may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)                                  by written notice of either Buyer or the Sellers’ Representative, if (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable) or (ii) any of the conditions set forth in Sections 6.1 or 6.2, in the case of Buyer, or Sections 6.1 or 6.3, in the case of the Sellers’ Representative, cannot be satisfied prior to the applicable termination date set forth in Section 8.1(c), provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement hereunder has been the cause of, or resulted in, such order, decree, ruling or the taking of such other action or inability to satisfy any such condition;

(d)                                 by written notice of Buyer, (i) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes a Company Material Adverse Effect and such Company Material Adverse Effect is not cured in all material respects, or cannot be cured, within 30 days after written notice thereof or (ii) if (A)(1) Sellers have breached any covenant or agreement on the part of Sellers set forth in this Agreement or (2) any representation or warranty of Sellers shall have become untrue and (B) such breach or untrue statement is not cured, or cannot be cured, in all material respects, within thirty (30) days after written notice thereof; provided, in the case of both (i) and (ii) above, if such event, development, change, breach or untrue statement is capable of cure and Sellers have commenced but not completed such cure within the applicable cure period, Sellers shall be provided an additional ten (10) day period to complete the cure of such event, development, change, breach or untrue statement, as applicable, after which Buyer shall have the right, in the event such cure is not completed, to terminate this Agreement in accordance with this Section 8.1(d).

(e)                                  by written notice of the Sellers’ Representative, if (i)(A) Buyer has breached any covenant or agreement on the part of Buyer set forth in this Agreement or (B) any representation or warranty of Buyer shall have become untrue and (ii) such breach or misrepresentation is not cured, or cannot be cured, in all material respects, within twenty (20) days after written notice thereof; provided, in the case of (i) above, if such breach or untrue statement is capable of cure and Buyer has commenced but not completed such cure within the applicable cure period, Buyer shall be provided an additional ten (10) day period to complete the cure of such breach or untrue statement, as applicable, after which Sellers shall have the right, in the event such cure is not completed, to terminate this Agreement in accordance with this Section 8.1(e).

8.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Sellers; provided, however, that each Party shall remain liable for any breaches of this Agreement or any certificate, agreement or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, that, the provisions of Section 5.2, Section 5.8 and Article 9 hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 8 or otherwise.

ARTICLE 9
GENERAL PROVISIONS

9.1                                 Amendments, Waivers.  Subject to applicable Legal Requirements, this Agreement may only be amended pursuant to a written agreement executed by Buyer and the Sellers’ Representative, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective.  No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

9.2                                 Entire Agreement.  This Agreement, the Ancillary Agreements, the Confidentiality Agreement and the Schedules to this Agreement constitute the entire agreement of the Parties and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof.

9.3                                 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly or indirectly by Buyer without the consent of the Sellers’ Representative.  Any assignment or transfer that requires prior written consent of the other Parties made without such prior written consent shall be null and void.

9.4                                 Headings; Certain Construction Rules.  The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties.  As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement or a schedule to this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

9.5           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or on the next Business Day if sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), or if by facsimile, upon confirmation of receipt:

If to Buyer	Beckman Coulter, Inc
4300 North Harbor Boulevard
Fullerton, California 92834-3100
Attention: General Manager
Telephone: (714) 871-4848
Telecopier:

With a copy (which shall not	Beckman Coulter, Inc
constitute notice) to:	4300 North Harbor Boulevard
Fullerton, California 92834-3100
Attention: General Counsel
Telephone: (714) 773-6973
Telecopier: (714) 773-7936

If to Sellers:	Sellers’ Representative
Gopal Savjani
445 Medical Center Boulevard
Webster, Texas 77548-4217
Telephone: (281) 332-9678
Telecopier: (281) 554-9243

With a copy (which shall not
constitute notice) to:	Haynes and Boone, LLP
1 Houston Center
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Arthur S. Berner, Esq.
Telephone: 713-547-2526
Telecopier: 713-236-5652

9.6                                 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

(b)                                 Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Federal court of the United States of America, sitting in Wilmington, Delaware in any Action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action or proceeding except in such courts, (b) agrees that any claim in respect of any such Action or proceeding may be heard and determined in such court (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action or proceeding in any such court, and (d) waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such Action or proceeding in any such court.  Each of the Parties agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.5.  Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6(c).

9.7                                 Gender, Tense, Etc.  Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

9.8                                 Severability.  If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity.  Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9                                 Expenses.  Except as otherwise specified herein, each Party shall pay its own Expenses.

9.10                           No Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this

Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third party Persons to any Party, nor shall any provisions give any third party Persons any right or subrogation over or Action against any Party.

9.11                           Specific Performance.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, including without limitation Sellers’ obligation to reimburse the Escrow Account , if necessary, under Section 2.3(b), in addition to any other remedies at law or in equity.  Each Party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

9.12                           Counterparts.  To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

9.13                           Disclosure.  The section, subsection, paragraph or clause references on any disclosure schedule correspond to the section, subsection, paragraph or clause references set forth in the Agreement; provided, however, that any matter described in any section of the Seller Disclosure Schedule may be deemed set forth for the purposes of other sections of the Seller Disclosure Schedule to the extent such disclosure is either (i) appropriately cross-referenced in the other applicable section(s) or (ii) it is readily apparent from such disclosure that the disclosure also relates to such other section(s) of the Seller Disclosure Schedule.  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

9.14                           Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden or proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.15                           Sellers’ Representative.

(a)                                  Designation.  Each Seller hereby designates the Sellers’ Representative to act as such Seller’s authorized agent and attorney-in-fact, for and on behalf of such Seller, to take any actions and make and deliver any certificate, notice, consent, instruction or instrument required or permitted to be taken, made or delivered by Sellers under this Agreement or the Ancillary Agreements.  In connection therewith, the Sellers’ Representative may hire or retain such counsel, accountants and other professional advisors as the Sellers’ Representative determines to be necessary, advisable or appropriate in order to carry out his obligations hereunder, and may rely in good faith upon the advice received from any such Person.

(b)                                 Authority.  A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of each Seller, and shall be final, binding and conclusive upon each Seller, and Buyer may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each Seller.  Notices or communications to or from the Sellers’ Representative with respect to this Agreement or the Ancillary Agreements shall constitute notice to or from each Seller individually, and all Sellers, collectively.  The Sellers’ Representative agrees to promptly provide written notice to each Seller of all notices and communications given or received in his capacity as the Sellers’ Representative under this Agreement.  Buyer is relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction.  The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for willful misconduct, gross negligence or bad faith.  Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Sellers’ Representative in connection with any action, suit or proceeding to which the Sellers’ Representative is made a party by reason of the fact he is or was acting as the Sellers’ Representative pursuant to the terms of this Agreement.

(c)                                  Election and Replacement.  If the Sellers’ Representative ceases to act as the Sellers’ Representative for any reason, the Sellers’ Representative or his agent shall immediately notify Buyer and Sellers in writing of such cessation and a majority of Sellers may appoint a successor Sellers’ Representative to fill the vacancy so created.  If a majority of Sellers has not appointed a successor Sellers’ Representative within fifteen (15) days of receipt by Sellers of such notice, the Sellers’ Representative shall designate a temporary successor to serve until such time as the majority appoints a successor, and shall advise Buyer and each Seller of such appointment by written notice.

(Signature page follows)

IN WITNESS WHEREOF, Buyer and Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

BECKMAN COULTER, INC.

By:	/s/ Scott Garrett
Name:	Scott Garrett
Title:	Chief Executive Officer

SELLERS

/s/ Gopal Savjani
Gopal Savjani

/s/ Rajen Savjani
Rajen Savjani

/s/ Anish Savjani
Anish Savjani